Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

EMMA BUYER, LLC,

EMMA MERGER SUB, INC.,

and

EMERALD HOLDING, INC.

Dated as of May 9, 2026

i

Table of Contents

(continued)

TABLE OF CONTENTS

(continued)

INDEX OF DEFINED TERMS

Terms	Page

Acceptable Confidentiality Agreement	8.10(a)
Acceptable MNPI	5.18(e)
Acquisition Proposal	8.10(a)
Action	8.10(a)
Affiliate	8.10(a)
AGM Person	8.10(a)
Agreement	Introduction
Alpha	8.10(a)
Alternative Acquisition Agreement	5.2(a)
Alternative Financing	5.19(c)
Anti-Corruption Laws	3.22(a)
Book-Entry Shares	2.7(b)
Business Day	8.10(a)
Bylaws	2.3
Cancelled Shares	2.6(b)
Capitalization Date	3.3(a)
Certificate of Merger	1.3
Change of Recommendation	5.2(c)
Charter	2.2
Chosen Courts	8.5(a)
Closing	1.2
Closing Date	1.2
COBRA	8.10(a)
Code	2.7(f)
Commitment Letters	4.7(a)
Common Stock	2.6(a)
Company	Introduction
Company Benefit Plan	8.10(a)
Company Board	Recitals
Company Credit Agreement	8.10(a)
Company Disclosure Schedule	Article III
Company Equity Awards	2.8(c)
Company ESPP	8.10(a)
Company Group	8.10(a)
Company Intellectual Property	8.10(a)
Company Material Adverse Effect	8.10(a)
Company Preferred Stock	3.3(a)
Company PS Award	2.8(c)
Company Recommendation	3.4(b)
Company Registered IP	8.10(a)

Company Releasing Parties	8.15
Company RSU	2.8(b)
Company SEC Documents	3.6(a)
Company Severance Policy	5.8(b)
Company Stock Option	2.8(a)
Company Stockholder Written Consent	8.10(a)
Company Stockholders	Recitals
Company Termination Fee	8.10(a)
Compliant	8.10(a)
Confidentiality Agreement	5.6(b)
Continuation Period	5.8(a)
Continuing Employees	5.8(a)
Contract	8.10(a)
Contracting Party	8.17
Copyrights	8.10(a)
Current ESPP Offering Period	2.8(e)
D&O Insurance	5.10(b)
Debt Commitment Letter	4.7(a)
Debt Financing	4.7(a)
Debt Financing Documents	5.19(b)
Debt Financing Sources	8.10(a)
Debt Financing Sources Related Parties	8.10(a)
DGCL	Recitals
Dissenting Shares	2.7(e)
Domain Names	8.10(a)
Effective Time	1.3
Enforceability Exceptions	3.4(a)
Environmental Laws	8.10(a)
Environmental Permit	8.10(a)
Equity Commitment Letter	4.7(a)
Equity Financing	4.7(a)
ERISA	8.10(a)
ERISA Affiliate	8.10(a)
Exchange Act	8.10(a)
Exchange Fund	2.7(a)
Excluded Information	8.10(a)
Excluded Shares	2.6(a)
Ex-Im Laws	8.10(a)
Financing	4.7(a)
Financing Amounts	4.7(a)
GAAP	3.6(b)
Governmental Entity	8.10(a)
Grant Date	3.3(b)
Hazardous Material	8.10(a)
HSR Act	8.10(a)
Identified MNPI	5.18(e)

v

Indemnified Parties	5.10(a)
Information Statement	5.4(a)
Intellectual Property	8.10(a)
International Plan	3.13(h)
IT Systems	8.10(a)
ITA	8.10(a)
Knowledge	8.10(a)
Law	8.10(a)
Leased Real Property	3.16(b)
Lending Documents	5.18(a)
Liability Limitation	7.5(g)
Lien	8.10(a)
Limited Guarantee	Recitals
Majority Company Stockholders	8.10(a)
Marketing Period	8.10(a)
Material Contract	3.15(b)
Material Leases	3.16(b)
Merger	Recitals
Merger Consideration	2.6(a)
Merger Sub	Introduction
Multiemployer Plan	8.10(a)
Non-Party Affiliates	8.17
Non-US Continuing Employees	5.8(a)
NYSE	8.10(a)
Open Source Software	8.10(a)
Option Surrender Agreement	2.8(a)
Order	8.10(a)
Parent	Introduction
Parent Board	Recitals
Parent Group	8.10(a)
Parent Material Adverse Effect	4.1
Parent Termination Fee	8.10(a)
Patents	8.10(a)
Paying Agent	2.7(a)
Payoff Amount	5.20
Payoff Letter	5.20
Permits	3.9
Permitted Liens	8.10(a)
Person	8.10(a)
Personal Data	8.10(a)
Privacy Law	8.10(a)
Prohibited Modification	5.19(e)
Proscribed Recipient	3.22(a)
Real Property	3.16(b)
Record Holder	8.10(a)
Registered IP	8.10(a)

Regulatory Law	8.10(a)
Release	8.10(a)
Released Parties	8.15
Remedy Actions	5.5(c)
Representatives	5.2(a)
Required Financial Information	8.10(a)
Sanctioned Person	8.10(a)
Sanctions	8.10(a)
SEC	8.10(a)
Securities Act	8.10(a)
Security Incident	8.10(a)
Share	2.6(a)
Shares	2.6(a)
Solvent	4.11
Stock Plans	8.10(a)
Stockholder Approval	6.1(a)
Subject Indebtedness	5.20
Subsidiary	8.10(a)
Superior Proposal	8.10(a)
Support Agreement	Recitals
Surviving Corporation	1.1
Takeover Statute	5.13
Tax	8.10(a)
Tax Return	8.10(a)
Taxes	8.10(a)
Termination Date	7.2(a)
Trademarks	8.10(a)
Transaction Litigation	5.12
Willful Breach	8.10(a)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 9, 2026 (as amended, modified or restated from time to time, this “Agreement”), is by and among Emma Buyer, LLC, a Delaware limited liability company (“Parent”), Emma Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”) and Emerald Holding, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent desires to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Parent is delivering to the Company the limited guarantee (the “Limited Guarantee”) of the Guarantors (as defined therein), dated as of the date hereof, pursuant to which the Guarantor has guaranteed certain obligations of Parent and Merger Sub under this Agreement, on the terms and subject to the conditions set forth in the Limited Guarantee;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and the stockholders of the Company (the “Company Stockholders”), (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, (c) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth in this Agreement, and (d) recommended the adoption of this Agreement by the Company Stockholders, subject to the terms and conditions of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Majority Company Stockholders are delivering the support agreement (the “Support Agreement”), pursuant to which each such Majority Company Stockholder has agreed to certain covenants and other agreements in connection with the Merger;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of Merger Sub and the sole stockholder of Merger Sub, (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, (c) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and approve the transactions contemplated by this Agreement by written consent in lieu of a meeting, and (d) directed that this Agreement be submitted to the sole stockholder of Merger Sub for its adoption, subject to the terms and conditions of this Agreement;

WHEREAS, Parent, as the sole stockholder of Merger Sub, will, immediately following execution of this Agreement, approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously approved and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, in accordance with the provisions of the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and, following the Merger, shall be a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Agreement.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place: (a) at 9:00 a.m., New York City time, on the third (3rd) Business Day following the satisfaction or waiver (if permissible under applicable Law) of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), remotely by exchange of fully executed documents (in counterparts or otherwise) by electronic transmission in .pdf format, including using generally recognized e-signature technology (i.e. DocuSign or Adobe Sign) or (b) at such other date, time, or place as agreed to in writing by Parent and the Company; provided that, notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of the last of the conditions set forth in

Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the Closing), then the Closing shall be delayed and occur instead on the date following the satisfaction or waiver of the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the Closing) that is the earlier to occur of (i) any Business Day before or during the Marketing Period as may be specified by Parent on no less than three (3) Business Days’ prior written notice to the Company and (ii) three (3) Business Days following the final day of the Marketing Period (subject, in each case of clauses (i) and (ii), to the satisfaction (or, to the extent permitted, waiver by the party entitled to the benefits thereof) of the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver, to the extent permitted, of such conditions at the Closing)). The date on which the Closing actually occurs is referred to herein as the “Closing Date.” For the avoidance of doubt, a condition may only be waived in writing by the party or parties entitled to such condition under this Agreement.

Section 1.3 Effective Time. Subject to the terms and conditions hereof, on the Closing Date, the Company and Parent shall cause a certificate of merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date and time as the parties shall agree in writing and specify in the Certificate of Merger in accordance with the DGCL (such date and time, the “Effective Time”).

ARTICLE II

EFFECTS OF THE MERGER

Section 2.1 Effects of the Merger. The Merger shall have the effects specified in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers, immunities and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all the debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.2 Certificate of Incorporation. Subject to Section 5.10 at the Effective Time, as a result of the Merger and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended and restated in its entirety to be in the form of the certificate of incorporation of Merger Sub (except with respect to the name of the Surviving Corporation, which from and after the Effective Time shall be the name of the Company and all provisions relating to the incorporator or original directors of Merger Sub shall be excluded), until thereafter amended as provided therein or by applicable Law.

Section 2.3 Bylaws. Subject to Section 5.10, at the Effective Time, as a result of the Merger and without any further action on the part of the Company or Merger Sub, the bylaws of the Surviving Corporation (the “Bylaws”) shall be amended and restated in their entirety to be in the form of the bylaws of Merger Sub (except with respect to the name of the Surviving Corporation, which from and after the Effective Time shall be the name of the Company), until thereafter amended as provided therein or in the Charter or by applicable Law.

Section 2.4 Directors. Unless otherwise determined by Parent, the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Section 2.5 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Section 2.6 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holders of any capital stock of the Company:

(a) Merger Consideration. Each share of common stock, par value $0.01 per share, of the Company (the “Common Stock,” and each a “Share” or collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares (collectively, “Excluded Shares”)) shall at the Effective Time automatically be cancelled and converted into the right to receive $5.03 per Share in cash (the “Merger Consideration”), without interest, whereupon such Shares shall cease to exist and no longer be outstanding, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon the surrender of Book-Entry Shares in accordance with Section 2.7.

(b) Cancellation of Cancelled Shares. Each Share issued and outstanding immediately prior to the Effective Time held by (i) the Company in treasury or by Parent or Merger Sub, or (ii) any wholly owned Subsidiary of the Company or any wholly owned Subsidiary of Parent (other than Merger Sub) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor (collectively, “Cancelled Shares”).

(c) Conversion of Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.7 Payment.

(a) Paying Agent; Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II, and in connection therewith, enter into an agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement. Prior to the Effective Time, Parent shall deposit with the Paying Agent, in trust for the benefit of the holders of Shares entitled thereto, a cash amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose except as set forth herein. The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided, that such investments shall be in short-term obligations of, or guaranteed in full by, the United States of America with maturities no more than thirty (30) days. Any interest and other income resulting from such investments shall be payable to Parent or the Surviving Corporation and any amounts in excess of the amounts payable under this Article II shall be promptly returned to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, Parent shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the aggregate Merger Consideration under this Article II. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Shares entitled thereto to receive the Merger Consideration as provided herein.

(b) Procedures for Payment. Each holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) and whose Shares were converted pursuant to the provisions of Section 2.6(a) into the right to receive the Merger Consideration shall be entitled to receive, upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the Merger Consideration in respect of such holder’s shares of Common Stock. In lieu thereof, each registered holder of one (1) or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after the Effective Time, the applicable Merger Consideration pursuant to the provisions of this Article II in respect of each Share formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be cancelled in accordance with Section 2.6(a). Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. If a transfer of ownership of shares of Common Stock is not registered in the stock transfer books of the Company or if the Merger Consideration is to be paid in a name other than that in which the Book-Entry Shares are registered in the stock transfer books of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Book-Entry Share so transferred is registered in the stock transfer books of the Company, as applicable, only if proper evidence of such transfer is presented, and in either case the Person requesting such payment has paid to the Company (or any agent designated by the Company) any transfer and other Taxes, if any, required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Common Stock or established to the satisfaction of the Company (or any agent designated by the Company) that such Taxes have been paid or are otherwise not payable.

(c) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Surviving Corporation shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. Until transferred as contemplated by Section 2.7(b), each Book-Entry Share (other than Excluded Shares) shall, from and after the Effective Time, represent only the right to receive the Merger Consideration, without interest thereon, as contemplated by Section 2.6(a). If, after the Effective Time, Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged for the Merger Consideration, subject to compliance with the exchange procedures provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of Shares six (6) months after the Effective Time shall be delivered to the Surviving Corporation. Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent, which shall remain responsible for payment of the Merger Consideration for such Shares as provided in this Article II, without any interest thereon. Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent, Merger Sub, the Paying Agent or any other Person shall be liable to any Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held or beneficially owned by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who are entitled to and have properly exercised, and have not lost, or properly withdrawn their demand for, appraisal rights with respect thereto in accordance with, and who have complied in all respects with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders or beneficial owners of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder or beneficial owner fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder or beneficial owner fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and had become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. At the Effective Time, any holder or beneficial owner of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. Prior to the Closing, the Company will give Parent (i) prompt (and in any event within two (2) Business Days) written notice of any demands received by the Company for appraisals of Shares, any withdrawals of demands, or any other notices or demands made pursuant to Section 262 or otherwise in respect of an appraisal of Shares and (ii) the right to control all negotiations and proceedings with respect to such notices and demands; provided, that prior to the Effective Time, Parent shall consult with the Company and consider in good faith the Company’s advice with respect to such negotiations and proceedings, the Company shall have the right to participate in any such negotiations and proceedings, and Parent shall not settle any such proceeding without the Company’s consent (not to be unreasonably withheld, conditioned or delayed). The Company shall not, except with the prior written consent of Parent, make any payment, or offer or agree to make any payment, with respect to any demands for appraisal or offer to settle or settle any such demands in respect of Dissenting Shares.

(f) Withholding. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such Taxes as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or under any other applicable provision of Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent that Parent, the Surviving Corporation or the Paying Agent, as the case may be, becomes aware that any withholding Tax applies to a payment of Merger Consideration to any Majority Company Stockholder, Parent, the Surviving Corporation and the Paying Agent shall, as applicable, promptly notify such Majority Company Stockholder and reasonably cooperate with such Majority Company Stockholder’s efforts (except in the case of the failure of such Majority Company Stockholder to provide IRS Form W-9 or W-8, as applicable) to obtain exemptions from, or reductions of, any Taxes required to be withheld from payments of Merger Consideration to such Majority Company Stockholder under this Agreement.

Section 2.8 Company Equity Awards.

(a) No later than immediately prior to the Effective Time (but contingent upon the occurrence of the Effective Time), the Company Board (or the applicable committee thereof) shall take all action reasonable or necessary to cause each outstanding option to acquire Shares (each, a “Company Stock Option”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company Stock Option, as of the Effective Time, to become fully vested (to the extent unvested) and nonforfeitable, be cancelled, and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option in effect immediately prior to the Effective Time, multiplied by (ii) the total number of Shares subject to such Company Stock Option immediately prior to the Effective Time, subject to any applicable Tax withholding. Notwithstanding the foregoing, each Company Stock Option held by a Canadian Taxpayer shall only be eligible for the applicable consideration set forth in this Section 2.8(a) if such Canadian Taxpayer delivers a properly completed and executed Option Surrender and Release Agreement in a form reasonably acceptable to Parent (the “Option Surrender Agreement”) no later than immediately prior to the Effective Time, pursuant to which such Canadian Taxpayer surrenders his Company Stock Options in exchange for the applicable consideration for his Company Stock Options set forth in this Section 2.8(a) (less applicable withholdings and Taxes), which surrender will occur immediately prior to the Effective Time. If such Canadian Taxpayer does not complete and execute such Option Surrender Agreement in accordance with the preceding sentence and does not exercise the vested Company Stock Options held by such Canadian Taxpayer prior to the Effective Time in accordance with the Emerald Holding, Inc. 2017 Omnibus Equity Plan, all Company Stock Options held by such Canadian Taxpayer shall be cancelled, without any action by Parent, Merger Sub, the Company or such Canadian Taxpayer, for no consideration. No later than immediately prior to the Effective Time (but contingent upon the occurrence of the Effective Time), the Company Board (or the applicable committee thereof) shall take all action reasonable or necessary to cause each Company Stock Option with an exercise price per share of such Company Stock Option in effect immediately prior to the Effective Time that is equal to or greater than the Merger Consideration shall be cancelled for no consideration.

(b) No later than immediately prior to the Effective Time (but contingent upon the occurrence of the Effective Time), the Company Board (or the applicable committee thereof) shall take all action reasonable or necessary to cause each outstanding restricted stock unit award in respect of a Share (each, a “Company RSU”) subject to time-based vesting requirements, that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company RSU, shall, as of the Effective Time become fully vested and nonforfeitable, be cancelled, and be converted automatically into the right to receive in respect of each Share subject to such Company RSU immediately prior to the Effective Time an amount in cash equal to the Merger Consideration (without interest), subject to any applicable Tax withholding.

(c) No later than immediately prior to the Effective Time (but contingent upon the occurrence of the Effective Time), the Company Board (or the applicable committee thereof) shall take all action reasonable or necessary to cause each restricted share award in respect of a Share subject to performance-based vesting requirements as of the Effective Time (each, a “Company PS Award” and, together with the Company Stock Options and Company RSUs, the “Company Equity Awards”) that is outstanding immediately prior to the Effective Time that shall have satisfied their performance conditions taking into account the effect of the Merger and vested based on actual performance measured through the Effective Time (with performance determined based solely on actual results achieved as of the Effective Time) at the Effective Time shall, as of the Effective Time be cancelled and converted automatically into the right to receive an amount in cash equal to the Merger Consideration (without interest) in respect of each Share subject to such Company PS Award that is considered earned under the terms of the applicable Company PS Award agreement taking into account the effect of the Merger immediately prior to the Effective Time, subject to any applicable Tax withholding. No later than immediately prior to the Effective Time (but contingent upon the occurrence of the Effective Time), the Company Board (or the applicable committee thereof) shall take all action reasonable or necessary to cause each Company PS Award, or portion thereof, with a vesting condition in effect immediately prior to the Effective Time that is not met after taking into account the effect of the Merger will be cancelled for no consideration.

(d) The Surviving Corporation shall pay the holders of Company Equity Awards, in each case with respect to holders who are current or former employees of the Company or any of its Subsidiaries through the Surviving Corporation’s payroll system in order to effectuate all applicable Tax withholding obligations on such payments, the cash payments described in Section 2.8(a), Section 2.8(b) and Section 2.8(c) on or as soon as reasonably practicable after the Closing Date, but in any event within ten (10) Business Days thereafter; provided, however, that in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a Tax or penalty under Section 409A of the Code.

(e) As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP to provide that (i) with respect to any offering periods in effect as of the date hereof (the “Current ESPP Offering Period”), (A) no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and (B) no participant in the Company ESPP as of the date hereof may increase his or her rate of payroll deductions or contributions under the Company ESPP from the rate in effect as of the date hereof, (ii) subject to the consummation of the transactions contemplated by this Agreement, the Company ESPP shall terminate immediately prior to the

Effective Time, (iii) if the Current ESPP Offering Period terminates prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement, (iv) if the Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date before the Closing Date as specified by the Company Board or its designated committee in consultation with Parent and in accordance with the terms of the Company ESPP and (v) any Shares purchased by participants in the Company ESPP pursuant to the accelerated offering period under this Section 2.8(e) shall be treated as Shares issued and outstanding immediately prior to the Effective Time for purposes of Section 2.6(a).

(f) Prior to the Effective Time, the Company Board or any authorized committee thereof shall adopt such resolutions as may reasonably be appropriate or required in its discretion to effectuate the actions contemplated by this Section 2.8.

Section 2.9 Adjustments to Prevent Dilution. In the event that, between the date of this Agreement and the Effective Time, the Company changes the number of Shares issued and outstanding as a result of a reclassification, stock split or reverse stock split, stock dividend or stock distribution, recapitalization, combination, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such change and to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) any form, document or report publicly filed with or publicly furnished to the SEC by the Company or any of its Subsidiaries (including any documents incorporated by reference therein) during the three (3) year period prior to the date that is one (1) Business Day prior to the date of this Agreement (excluding statements in any “Forward-Looking Statements” or “Risk Factors” sections or any other disclosures contained therein to the extent that such statements are cautionary, predictive or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements), or (b) the disclosure letter delivered by the Company to Parent concurrently with entering into this Agreement (the “Company Disclosure Schedule”) (it being acknowledged and agreed that (i) disclosure of any item in any section or subsection of the Company Disclosure Schedule, whether or not an explicit cross reference appears, shall be deemed disclosed with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure, and (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Company Material Adverse Effect or that the inclusion of such item in the Company Disclosure Schedule is required), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization and Power. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its respective jurisdiction of organization and each has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where the failure to be in good standing or to have such corporate or similar power and authority would not constitute a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) as a foreign corporation (or other applicable entity) in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or licensing, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not constitute a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws or other similar organization documents for the Company and each of the Company’s Subsidiaries, in each case as amended and in effect as of the date of this Agreement, and none of the Company or any of its Subsidiaries is in violation in any material respect of its organization documents.

Section 3.2 Subsidiaries. Section 3.2 of the Company Disclosure Schedule sets forth a true and complete list of (a) the Subsidiaries of the Company; (b) the outstanding ownership interest in each Subsidiary held by the Company and/or its Subsidiaries and any other Person and (c) the jurisdiction of organization of each Subsidiary. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company have been duly authorized and validly issued in compliance with applicable Law and the relevant Subsidiary’s organization documents and are fully paid and nonassessable and free of preemptive rights, rights of first refusal or first offer, or similar rights of any Person. All of the outstanding shares of capital stock or equity interests of each Subsidiary of the Company are legally and beneficially owned by the Company, directly or indirectly, free and clear of all Liens, other than Permitted Liens and restrictions arising under applicable securities laws. None of the Company or any of its Subsidiaries (i) owns, directly or indirectly, any capital stock, voting securities or ownership interests in any corporation, partnership, joint venture or other Person, except for the capital stock and equity interests in the Company’s Subsidiaries, or (ii) is obligated to make any capital contribution to, or other investment in, any Person. All dividends or distributions declared, made or paid by the Subsidiaries of the Company have been declared, made or paid in accordance with their respective organizational documents and applicable Law.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 800,000,000 shares of Common Stock and 80,000,000 shares of undesignated preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on May 7, 2026 (the “Capitalization Date”), (i) 197,909,463 Shares were issued and outstanding, (ii) zero Shares were held by the Company in its treasury, (iii) 18,022,019 Shares were reserved for issuance pursuant to outstanding Company Equity Awards (including (x) 16,162,581 Shares subject to Company Stock Options, (y) 1,859,438 Shares subject to Company RSUs and (z) no Shares are eligible to become vested under the terms of the Company PS Award based on the applicable performance conditions), (iv) 289,045 Shares were reserved for issuance under the Company ESPP (of which the estimated maximum number of Shares issuable during the Current ESPP Offering Period is 10,460) and (v) no shares of Company Preferred Stock were issued and outstanding. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Section 3.3(b) of the Company Disclosure Schedule contains a true and complete list as of the Capitalization Date of all outstanding Company Stock Options, Company RSUs and Company PS Awards, including with respect to each such award, (i) the type of award (including a breakdown of whether such Company Stock Option is an incentive stock option or a nonqualified stock option), (ii) the holder, (iii) exercise price (if applicable), (iv) the date on which such award was granted, (v) the number of Shares (at target, for Company PS Awards) outstanding thereunder, (vi) the extent to which such award is vested, (vii) the vesting schedule and vesting conditions applicable to such award, and (viii) the expiration date of such award (if applicable). Each Company Stock Option, Company RSU and Company PS Award outstanding as of the date hereof has been granted under the Stock Plan. Each Company Stock Option that is intended to be an incentive stock option is eligible for such treatment under Section 422 of the Code. Each grant of a Company Stock Option (and each other option to purchase Shares previously granted under the Stock Plan or otherwise) was duly authorized no later than the date on which the grant of such Company Stock Options was by its terms to be effective (the “Grant Date”) by all necessary corporate action, and the award agreement governing such grant was duly executed and delivered by each party thereto and is in full force and effect, and each such grant was made in accordance in all material respects with the terms of the Stock Plan and all other applicable Laws. The Company has made available to Parent accurate and complete copies of the Stock Plan and each form of Contract pursuant to which any Company Stock Option, Company RSU or Company PS Award is outstanding. The terms of the Stock Plan and the Contracts evidencing the Company Stock Option, Company RSUs and Company PS Awards authorize and permit the treatment of the Company Stock Options, Company RSUs and Company PS Awards contemplated by Section 2.8 without any required consent or approval of the holders of the Company Stock Option, Company RSUs and Company PS Awards. Each Company Stock Option (and each other option to purchase Common Stock that has been previously granted under the Stock Plan or otherwise) has an exercise price equal to or greater than the fair market value of a Share as of the Grant Date, as determined in accordance with Section 409A of the Code and is, and has been since the Grant Date, exempt from the requirements of Section 409A of the Code and is a “stock right” (as such term is construed under Treasury Regulation § 1.409A-1(b)(5)) that does not provide for the deferral of compensation for purposes of Section 409A of the Code.

(c) Except as set forth in this Section 3.3 or Section 3.2 and for changes since the Capitalization Date resulting from the exercise, vesting or settlement of Company Stock Options, the vesting or settlement of Company RSUs or Company PS Awards or in the settlement of offering period in accordance with Section 2.6(e), in each case, outstanding on the Capitalization Date, as of the date hereof, there are no outstanding or reserved for issuance (i) shares of capital stock or voting securities of the Company or any of its Subsidiaries, (ii) bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company Stockholders may vote, or (iii) securities, options, warrants, calls, puts, subscriptions, rights, commitments, profits interests, stock appreciation rights, phantom stock agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, transfer, exchange, register or sell, or cause to be issued, transferred, exchanged, registered or sold, shares of capital stock or other voting or equity securities or interests of the Company or of any of its Subsidiaries (or any security convertible or exercisable therefor) or obligating the Company or any of its Subsidiaries to issue, grant, or enter into any such security, option, warrant, call, put, subscription, right, commitment, profits interest, agreement, arrangement or undertaking. As of the date of this Agreement, (A) there are no agreements or commitments to which the Company or any of its Subsidiaries is a party granting any preemptive, antidilutive, rights of first refusal or similar rights with respect to any security issued by the Company or its Subsidiaries, (B) neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter and (C) there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 3.4 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, assuming the accuracy of the representations and warranties contained in Section 4.9 and subject to obtaining the Stockholder Approval, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. Assuming the accuracy of the representations and warranties contained in Section 4.9, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of the Company, subject to obtaining the Stockholder Approval (which will be obtained upon delivery of the Company Stockholder Written Consent) and filing the Certificate of Merger with the Secretary of State of the State of Delaware, and no other actions on the part of the Company or any of its stockholders are necessary to authorize the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the accuracy of the representations and warranties contained in Section 4.9 and the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws of general applicability affecting or relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (clauses (i) and (ii) collectively, the “Enforceability Exceptions”).

(b) The Company Board has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and the Company Stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth in this Agreement, and (iv) recommended the adoption of this Agreement by the Company Stockholders, subject to the terms and conditions of this Agreement, including Section 5.2 (the “Company Recommendation”).

(c) Assuming the accuracy of the representations and warranties contained in Section 4.9, the Stockholder Approval (which will be obtained upon delivery of the Company Stockholder Written Consent) is the only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement and approve the Merger under applicable Law.

Section 3.5 Consents and Approvals; No Violations.

(a) Except as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, other applicable Regulatory Laws, the DGCL, the rules and regulations of NYSE, and state securities laws, including the filing of the Information Statement with the SEC and any amendments or supplements thereto, and subject to the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 4.4(a), neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will require the Company or any Subsidiary to make any notice to, or filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity of competent jurisdiction, with such exceptions as would not constitute a Company Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties contained in Section 4.9 and subject to obtaining the Stockholder Approval (which will be obtained upon delivery of the Company Stockholder Written Consent), neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or of the similar organizational documents of any of the Company’s Subsidiaries, or (ii) assuming compliance with the matters referred to in Section 3.5(a), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, require any consent or other action by any Person under, constitute a default or an event that, with or without notice, lapse of time or both, would constitute a default under, or cause or permit the material modification, termination, cancellation or acceleration of any right or obligation under, any provision of any Material Contract, or result in the creation of any Lien (other than a Permitted Lien) upon any asset of the Company or any of its Subsidiaries, in each case, with such exceptions as would not constitute a Company Material Adverse Effect.

Section 3.6 Company SEC Documents.

(a) Since January 1, 2024, the Company has filed with or furnished to the SEC, on a timely basis, all forms, reports and documents required to be filed with or furnished to the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, the “Company SEC Documents”). As of their respective filing dates (or if amended, as of the date of the last such amendment), and in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively, the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, each as in effect on the date so filed (or amended) and none of the Company SEC Documents at the time it was filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of the last such filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading. None of the Subsidiaries of the Company are required to file periodic reports with the SEC pursuant to the Exchange Act. Since January 1, 2024, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NYSE. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC nor are there any unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

(b) The consolidated financial statements of the Company included in the Company SEC Documents (including the related notes and schedules thereto) complied as of their respective dates in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, except to the extent disclosed in any such Company SEC Document, have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements or any foreign Subsidiaries, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and, on that basis, fairly presented in all material respects the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of the Company and its Subsidiaries as of the indicated dates and for the indicated periods (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto).

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and the Company has established and maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurances that (i) all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and (ii) information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s applicable rules and forms, the Exchange Act and the Securities Act.

(d) The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the Company’s outside auditor and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise could be reasonably likely to constitute a Company Material Adverse Effect.

(f) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations (i) reserved against or reflected in the Company’s consolidated balance sheet for the fiscal quarter ended December 31, 2025 included in the Company SEC Documents (or the notes thereto), (ii) incurred in the ordinary course of business since December 31, 2025, (iii) incurred in connection with the transactions contemplated by this Agreement, the entry into this Agreement and the performance of the transactions contemplated by this Agreement or matters referred to in the Company Disclosure Schedule, (iv) discharged or paid in full prior to the date hereof or that will be discharged or paid in full prior to the Effective Time or (v) that would not constitute a Company Material Adverse Effect.

Section 3.7 Absence of Certain Changes or Events. From December 31, 2025 through the date hereof, (i) there has not been a Company Material Adverse Effect, and (ii) except in connection with the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course.

Section 3.8 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Information Statement will, at the time the Information Statement or any amendment or supplement thereto, as applicable, is first filed with the SEC and at the time it is first mailed to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Information Statement based on information supplied by or on behalf of Parent, Merger Sub or Affiliates thereof or Representatives of any of the foregoing.

Section 3.9 Compliance with Laws; Permits. Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries (i) are, and since January 1, 2024 have been, in compliance with all Laws and Orders applicable to the Company and its Subsidiaries, and (ii) to the Knowledge of the Company, are not under investigation by any Governmental Entity with respect to any violation of any such Law or Order. Except as would not constitute a Company Material Adverse Effect, each of the Company and its Subsidiaries has in effect all licenses, certificates, authorizations, consents, permits, approvals and other similar authorizations of, from or by a Governmental Entity necessary for it to own, lease or operate its properties and assets and to carry on its business as currently conducted (collectively, “Permits”), and has timely paid all material fees and assessments due and payable in connection therewith. No default has occurred under, and there exists no event that, with or without notice, lapse of time or both, would result in a default under, any such Permit, and neither the Company nor any of its Subsidiaries has received any cease and desist letters or material written inquiries from any Governmental Entity with respect to any such Permit, except, in each case, as would not constitute a Company Material Adverse Effect. Except as would not constitute a Company Material Adverse Effect, (A) all of the Permits are valid and in full force and effect,

(B) the Company and each of its Subsidiaries is, and since January 1, 2024 has been, in compliance with the terms, conditions, obligations and requirements of all Permits, and (C) each of the Permits has been granted without conditions, except for those conditions on the face of such Permit or conditions generally applicable to all similarly situated licensees or permittees, and is free and clear of all Liens (other than Permitted Liens).

Section 3.10 Tax Matters. Except as would not constitute a Company Material Adverse Effect:

(a) (i) The Company and each of its Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; (ii) the Company and each of its Subsidiaries have timely paid all Taxes required to be paid by any of them, except, in the case of each of clauses (i) and (ii), with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; and (iii) there are not pending or proposed or threatened in writing (or, to the Knowledge of the Company, threatened orally), any audits or other Actions by any Governmental Entity in respect of Taxes of the Company or any of its Subsidiaries, in each case, other than in respect of matters for which adequate reserves have been established in accordance with GAAP.

(b) There are no Liens for Taxes on any property of the Company or any of its Subsidiaries other than Permitted Liens.

(c) The Company has not been a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two-year period ending on the date hereof.

(d) Neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation, sharing indemnity or similar Contract (other than (A) any Tax indemnification provisions in commercial agreements or other agreements, in each case, that are not primarily related to Taxes, or (B) any agreement solely between or among any of the Company and its Subsidiaries), (ii) to the Knowledge of the Company, has been a member of a consolidated, combined, unitary, or similar group other than any such group of which it is presently a member, or (iii) is liable for any Taxes of any other Person (other than the Company or its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law), as a transferee or successor, or by Contract the primary subject matter of which is Tax.

(e) Neither the Company nor any of its Subsidiaries (i) has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, or (ii) has or has ever had a permanent establishment in any country other than the country of its organization.

(f) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any comparable provision of state, local or foreign Law).

(g) All Taxes required to be withheld or collected by the Company or any of its Subsidiaries have been duly withheld and collected and, to the extent required, have been timely paid over to the appropriate Governmental Entity.

(h) No extension or waiver of the statutory period of limitations applicable to any Taxes of the Company or any of its Subsidiaries is in effect, and no written request for any such waiver or extension is currently pending.

(i) All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Documents.

(j) No Subsidiary of the Company that is resident in Canada for purpose of the ITA has incurred any deductible outlay or expense owing to a Person not dealing at arm’s length (for purposes of the ITA) with it the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the ITA, be included in its income for Canadian income tax purposes for any taxation year or fiscal period beginning on or after the Closing Date under paragraph 78(1)(a) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, open transaction or the receipt of any prepaid amount, in each case prior to Closing, or as a result of any election under Section 965(h) of the Code.

Section 3.11 Related Party Transactions. There are no transactions or contracts between the Company or any Subsidiary, on the one hand, and any Affiliates of the Company or Subsidiary or other Persons, including any stockholder, officer or director of the Company or immediate family member thereof, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the Commission.

Section 3.12 Litigation. There is no, and since January 1, 2024, there has been no, Action pending or to the Knowledge of the Company threatened against the Company or any of its Subsidiaries that (a) would reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, or (b) seeks to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement. There is no Order imposed upon or to the Knowledge of the Company threatened against the Company or any of its Subsidiaries that would reasonably be expected to materially impair the business of the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, the Registrar of Companies in England and Wales has not provided written notice to the Company or any Subsidiary that it intends to take action to strike any Subsidiary of the Company incorporated in England and Wales off the register of companies maintained by the Registrar of Companies in England and Wales at Companies House.

Section 3.13 Employees and Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Schedule contains a true and complete list of each material Company Benefit Plan (other than statutory employee benefits or severance rights provided in a jurisdiction outside of the United States under applicable Law). The Company has made available to Parent true, correct and complete copies of (i) each material Company Benefit Plan and all amendments thereto (or with respect to each such material Company Benefit Plan not reduced to writing, a written summary of all material terms) and (ii) to the extent applicable, (A) the three most recently filed annual reports on Form 5500 and all schedules thereto filed with respect to such Company Benefit Plan, (B) each current trust agreement, insurance contract or policy, group annuity contract, certificate of coverage and any other funding arrangement relating to such Company Benefit Plan and all amendments thereto, (C) the most recent summary plan description (and all summaries of material modifications thereto) and (D) the most recent determination letter or opinion letter received from the Internal Revenue Service, (E) annual testing (including nondiscrimination and coverage) results for the three most recently completed plan years, and (F) all correspondence with any Governmental Entity received or sent in the preceding three (3) years with respect to any such Company Benefit Plan.

(b) Except as would not result in material liability to the Company Group, taken as a whole, each Company Benefit Plan has been established, registered (if applicable), maintained, funded, invested and administered (including with respect to contributions, premiums and payments due in respect of such plan) in compliance in all respects with its terms and with the requirements of applicable Law, including ERISA and the Code (including Section 409A and 457A of the Code) and, as applicable, the auto-enrollment requirements in the UK Pensions Act 2008, as amended. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service or may rely on a favorable opinion letter issued by the Internal Revenue Service and, to the Knowledge of the Company, no circumstances exist which could result in loss of such qualification under Section 401(a) of the Code or adversely affect the registered status of any such Company Benefit Plan. No Company Benefit Plan is the subject of any pending or threatened in writing Action (other than routine claims for benefits in the ordinary course) or audit, investigation or examination by any Governmental Entity.

(c) No Company Benefit Plan is (i) a “registered pension plan” (as such term is defined in subsection 248 of the ITA) (ii) a “retirement compensation arrangement” as such term is defined in subsection 248(1) of the ITA; or (iii) an “employee life and health trust” as such term is defined in subsection 248(1) of the ITA. No Company Benefit Plan is intended to be or has ever been found or alleged by a Governmental Entity to be a “salary deferral arrangement” as such term is defined in subsection 248(1) of the ITA.

(d) None of the Company Benefit Plans apply to or permit participation by employers other than the Company and its Subsidiaries. None of the Company, its Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, contributes to, has any obligation to contribute to, or has any liability (including contingent liability) with respect to (or in the past six (6) years sponsored, maintained, contributed to, had any obligation to contribute to), and no Company Benefit Plan is, a plan that is or was (i) a Multiemployer Plan, (ii) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan has committed a breach of fiduciary duty with respect to that Company Benefit Plan that could subject the Company or any of its Subsidiaries or an employee thereof to any material liability (including liability on account of an indemnification obligation). Neither the Company nor any of its Subsidiaries has incurred any material excise Taxes under Chapter 43 with respect to any Company Benefit Plan and, to the Knowledge of the Company, nothing has occurred with respect to any Company Benefit Plan that could reasonably be expected to subject the Company or any of its Subsidiaries to any such Taxes. Neither the Company, any of its Subsidiaries, nor any ERISA Affiliate thereof has any material liability as a result of a violation of COBRA.

(e) Neither the Company nor any of its Subsidiaries has any obligation to provide post-employment or post-retirement health, medical, life insurance or other welfare benefits to any current or former officer, director or employee of the Company or any of its Subsidiaries, except as required by COBRA or other applicable Law.

(f) Except as expressly provided under this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (alone or in combination with any other event) (i) entitle any current or former officer, director or employee of the Company or any of its Subsidiaries to any payment or benefit, including any bonus, incentive, retention, termination, severance, change-in-control, retention, termination, settlement, retirement or job security payment or benefit under a Company Benefit Plan or otherwise; (ii) accelerate the time of payment or vesting, result in any forgiveness of indebtedness or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable pursuant to, any Company Benefit Plan; (iii) increase the benefits payable or trigger any other obligation under, any Company Benefit Plan or otherwise, or (iv) result in any payment that could, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).

(g) Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A, 457A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(h) With respect to each Company Benefit Plan maintained primarily for employees and former employees located outside the United States (each, an “International Plan”) other than Company Benefit Plans in respect of employees and former employees located in Canada: (i) if intended to qualify for special Tax treatment, each International Plan is so qualified in all material respects, (ii) if required to be registered with a Governmental Entity, is so registered in all material respects, and (iii) for each International Plan that, under applicable Law is required to be funded, is, in all material respects, funded because the fair market value of the assets of each International Plan, the liability of each insurer for any International Plan funded through insurance, or the book reserve established for any such plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such plan. Neither the Company nor any of its Subsidiaries have been a party to, a sponsoring employer of, or otherwise is under any liability with respect to any defined benefit pension scheme or any death, disability or retirement benefit calculated by reference to age, salary or length of service or any other item.

(i) Neither the Company nor any of its Subsidiaries (i) has agreed to recognize any labor union, trade union, or labor organization, nor has any labor union, trade union, or labor organization been certified as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries, (ii) is a party to or otherwise bound by, or currently negotiating, any collective bargaining agreement labor contract, letter of understanding, letter of intent, voluntary recognition agreement, legally binding commitment or written communication or other Contract with a labor union, trade union, or labor organization, or (iii) as of the date hereof is the subject of any Action seeking to compel it to bargain with any labor union or labor organization, nor to the Knowledge of the Company is any such Action threatened. Since January 1, 2024, there has not been (and, to the Knowledge of the Company, there has not been any written threat of) any, strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, or other similar material labor activity or dispute affecting the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there is no organizing campaign being conducted to seek recognition of any union as a representative of any employees of the Company or any of its Subsidiaries.

(j) Except as would not be material to the Company and its Subsidiaries taken as a whole, as of the date hereof, to the Knowledge of the Company, all compensation, including wages, commissions, bonuses, fees, and other compensation, presently due and owing to all employees, independent contractors, or consultants of the Company and its Subsidiaries for services performed on or before the date hereof has been paid in full or has been properly reflected on books and records of the Company or applicable Subsidiary.

(k) Except as would not be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, there are no pending, and there have not been since January 1, 2024, any Actions against the Company or any of its Subsidiaries, or threatened Actions in connection with the employment or engagement of any current or former employee or individual independent contractor of the Company or any of its Subsidiaries, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, or any other employment-related matter arising under applicable Laws. To the Knowledge of the Company, the Company and its Subsidiaries have maintained Form I-9 Employment Eligibility Verification documentation for all employees and former employees in the United States whose employment terminated at least one (1) year prior to the Closing Date.

(l) To the Knowledge of the Company, all of the Persons who are receiving remuneration for work or services provided to the Company or any of its Subsidiaries who are not employees are treated as independent contractors, are properly characterized as independent contractors. Since January 1, 2024, no Governmental Entity has disputed the classification of any independent contractor engaged by the Company or any of its Subsidiaries.

(m) To the Knowledge of the Company, no director, executive officer or other management-level employee of the Company or any of its Subsidiaries is or has been since January 1, 2024 the subject of any sexual harassment complaint, allegation or investigation by any other individual, and neither the Company nor any of its Subsidiaries has, since January 1, 2024, been subject to any Action based on such allegations against by any executive, officer, director, manager or other management-level employee of the Company or any of its Subsidiaries.

(n) Except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract in respect of any employee located in Canada, which provides such employee with termination or severance entitlements in excess of those required by applicable Law.

(o) Since January 1, 2024, neither the Company nor any of its Subsidiaries have made, or started implementation of, any collective dismissals that have required or will require, in each case as would be material to the Company and its Subsidiaries, taken as a whole, notification and/or consultation with any Governmental Entity, trade union, works or supervisory council, staff association and/or body representing or in relation to any employee or former employees of the Company or any of its Subsidiaries.

(p) Except as would not constitute a Company Material Adverse Effect, since January 1, 2024, neither the Company nor any of its Subsidiaries have been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (or local equivalent applicable Law) affecting any employee or any other person engaged in the business of the Company or any of its Subsidiaries.

Section 3.14 Intellectual Property and Privacy.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all material Company Registered IP. Except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, (i) the Company, or a Subsidiary of the Company, exclusively owns all right, title, and interest in the Company Intellectual Property free and clear of all Liens, except for Permitted Liens and (ii) each item of Company Registered IP is subsisting, valid, and enforceable.

(b) As of the date hereof, no claims are, or since January 1, 2024 have been, pending or threatened in writing (or, to the Knowledge of the Company, orally), (i) challenging the ownership, enforceability or validity of any Company Intellectual Property, or (ii) alleging that the Company or any of its Subsidiaries is or was violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property, other than, in each case, as would not constitute a Company Material Adverse Effect.

(c) Except as would not constitute a Company Material Adverse Effect, (i) to the Knowledge of the Company, no Person is violating, misappropriating or infringing, or has since January 1, 2024 violated, misappropriated, or infringed, any Company Intellectual Property, and (ii) neither the Company nor any Subsidiary of the Company nor the operation of the business of the Company and its Subsidiaries violates, misappropriates or infringes, or has since January 1, 2024 violated, misappropriated, or infringed, the Intellectual Property of any other Person.

(d) Except as would not constitute a Company Material Adverse Effect, all current and past employees and consultants of the Company and its Subsidiaries who have contributed to the development of any material Company Intellectual Property that would not otherwise be owned by the Company or a Subsidiary as a matter of law, have assigned to the Company or the Subsidiary ownership of such Intellectual Property. Except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries has taken commercially reasonable measures to protect the confidentiality of all trade secrets and other material confidential information in the Company Intellectual Property.

(e) Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries have not used any Open Source Software in a manner that would obligate the Company or any of its Subsidiaries to (i) disclose, make available, offer, or distribute any portion of the software included in the Company Intellectual Property (ii) license or offer any rights in, on a royalty-free basis or for a nominal fee, any portion of the software included in the Company Intellectual Property.

(f) Except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has delivered, licensed or made available to any escrow agent or other Person any material source code that is part of the Company Intellectual Property except for disclosures to employees and independent contractors for the Company or one of its Subsidiaries. Except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has any duty or obligation to deliver, license or make available any such source code that is part of the Company Intellectual Property to any Person.

(g) No Contract to which the Company or any of its Subsidiaries is a party would, upon Closing, grant to any Person any license, covenant not to sue, or other rights related to Intellectual Property owned by Parent or any of its Affiliates (other than the Company and its Subsidiaries). Except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, all Intellectual Property used in or necessary to the conduct of the business of the Company and its Subsidiaries as currently conducted shall be owned or available for use by the Company and its Subsidiaries immediately after the Closing on terms and conditions substantially the same as those under which the Company and its Subsidiaries owned or used such Intellectual Property immediately prior to the Closing.

(h) Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries maintain policies and procedures regarding data security and privacy, including procedures reasonably designed to detect data security breaches and unauthorized access or unauthorized use of the Company’s and its Subsidiaries’ information technology systems, including systems that store or process Personal Data. Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries are, in all material respects, in compliance with the Company’s privacy policies and all applicable Privacy Laws. To the Knowledge of the Company, as of the date of this Agreement, there have been no material losses or thefts of material data or security breaches with respect to, Personal Data that would reasonably be expected to result in a Company Material Adverse Effect within one (1) year prior to the date hereof. The representations in this Section 3.14(h) are the Company’s sole and exclusive representations concerning Privacy Laws.

(i) Except as would not have a Company Material Adverse Effect, the information technology systems owned or leased by the Company and its Subsidiaries in connection with the conduct of their businesses are (i) adequate for, and operate and perform in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company and its Subsidiaries, (ii) to the Knowledge of the Company, are free from material bugs, errors, or other defects, and (iii) to the Knowledge of the Company, have not materially malfunctioned or failed within one (1) year prior to the date hereof.

Section 3.15 Material Contracts.

(a) Except as would not constitute a Company Material Adverse Effect, as of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Material Contract, (ii) to the Knowledge of the Company, no other party to any Material Contract is in breach of or default under the terms of any such Material Contract, (iii) each Material Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto and is in full force and effect, except as limited by the Enforceability Exceptions, and to the Knowledge of the Company, binding on the other party, or (iv) to the Knowledge of the Company, no event has occurred which would result in a breach of or default under any Material Contract (in each case, with or without notice, lapse of time or both). To the Knowledge of the Company, there are no Actions pending or threatened, with respect to any Material Contract that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. From January 1, 2026 to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Material Contract to terminate for default, convenience or otherwise any currently operative Material Contract (except for the expiration of any such Material Contract in accordance with its terms).

(b) A true and complete list of the Material Contracts as of the date hereof is set forth in Section 3.15(b) of the Company Disclosure Schedule (other than those Contracts that are publicly filed with or publicly furnished to the SEC by the Company or any of its Subsidiaries (including any documents incorporated by reference therein) during the three (3) year period prior to the date that is one (1) Business Day prior to the date of this Agreement). For purposes of this Agreement, the term “Material Contract” means any of the following Contracts, excluding any Company Benefit Plan, to which the Company or any of its Subsidiaries is a party as of the date hereof:

(i) any limited liability company, partnership, joint venture, shareholders or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any limited liability company, partnership or joint venture or corporation that is material to the business of the Company and its Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture or corporation that is a Subsidiary of the Company;

(ii) any Contract (other than between or among the Company and any of its Subsidiaries or between or among any of the Subsidiaries of the Company) (A) relating to indebtedness for borrowed money in excess of $5,000,000 individually or (B) obligating the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in exchange for equity in, any Person (other than a Subsidiary), in excess of $1,000,000 individually;

(iii) (x) any Contract that (A) limits the right of the Company or its Subsidiaries to engage or compete in any line of business or to compete or operate in any location, or (B) imposes any obligation on the Company or its Subsidiaries to conduct business with any third party on an exclusive basis, or that contains “most favored nation” or similar covenants requiring pricing terms no less favorable than those offered to any other person, in each case, in any respect material to the business of the Company and its Subsidiaries, taken as a whole or (y) any Contract that contains any of the limitations or obligations described in the foregoing clauses (A) and (B) that are binding upon Affiliates of the Company or its Subsidiaries (including, following the Closing, Parent and its Affiliates);

(iv) any Contract that relates to the acquisition or disposition of any equity interests, business or assets or properties of a Person or business (x) that is pending or (y) pursuant to which the Company or any of its Subsidiaries (A) has continuing “earn-out” or other contingent payment obligations or (B) is subject to continuing post-closing restrictive covenants (other than with respect to (I) confidentiality, non-disparagement, or other administrative provisions, or (II) that have expired or will expire by their terms on or prior to the Closing Date);

(v) any collective bargaining agreement or other Contract with any trade unions, works council, or other employee representative body;

(vi) any Contract with (A) each of the ten (10) largest sponsors and/or exhibitors of the Company, and (B) each of the ten (10) largest commercial suppliers of the Company, in each case by dollar amount for the fiscal year ending December 31, 2025;

(vii) any other Contract, other than a Material Lease, which involves the expenditure of more than $5 million annually;

(viii) any settlement, conciliation or similar Contract with any Governmental Entity pursuant to which the Company or any of its Subsidiaries has material outstanding or unsatisfied obligations (excluding customary confidentiality, non-disparagement, or other administrative provisions);

(ix) any Contracts material to the operation of the businesses of the Company and its Subsidiaries relating to: (A) the use of any third party Intellectual Property by the Company or any of its Subsidiaries other than where such Intellectual Property is commercially-available software products or services that are made available to the Company and its Subsidiaries for an annual or one-time fee of less than $500,000, (B) any settlement, co-existence, covenant not to sue, or similar agreements related to Intellectual Property, and (C) the licensing of Company Intellectual Property to any Person other than non-exclusive licenses granted in the ordinary course of business; and

(x) any Contract required to be filed by the Company with the SEC as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K.

Section 3.16 Real and Personal Property.

(a) None of the Company nor any of its Subsidiaries owns any real property. Neither the Company nor any Subsidiary is a party to any Contract or option in writing to purchase any real property or interest therein that has not closed as of the Closing Date.

(b) Section 3.16(b) of the Company Disclosure Schedule contains a complete and accurate list of all of the existing leases, subleases, licenses, or other use and occupancy agreements that are material to the Company and its Subsidiaries, taken as a whole (collectively, and for the avoidance of doubt, excluding any Contract the purpose of which is primarily to secure venues for the Company’s trade shows and events, the “Material Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any material real property (such property, the “Leased Real Property”). The Company or its Subsidiaries have valid legal and beneficial leasehold estates in the Material Leases and the Leased Real Property, free and clear of all Liens, other than Permitted Liens. True and complete copies of all Material Leases (including any modifications, amendments, extensions and/or assignments thereto or thereof) have been made available to Parent.

(c) Except as would not constitute a Company Material Adverse Effect, as of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Material Lease, (ii) to the Knowledge of the Company, no other party to any Material Lease is in breach of or default under the terms of any such Material Lease, (iii) each Material Lease is a valid and binding obligation of the Company or its Subsidiary that is a party thereto and is in full force and effect, except as limited by the Enforceability Exceptions, and to the Knowledge of the Company, binding on the other party, or (iv) to the Knowledge of the Company, no event has occurred which would result in a breach of or default under any Material Lease (in each case, with or without notice, lapse of time or both). The Company has not granted any third party the right to use or occupy any material portion of the Leased Real Property.

(d) No security deposit or portion thereof deposited pursuant to the terms of a Material Lease has been applied in respect of a breach or default that has not been redeposited in full.

(e) Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries have good and valid legal and beneficial title to, or valid and enforceable rights to use under existing franchises, easements or licenses of, or valid and enforceable leasehold interests in, all of their material tangible personal properties and assets necessary to carry on their businesses as currently conducted, free and clear of all Liens, except for Permitted Liens.

Section 3.17 Environmental Laws. Except as would not constitute a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are, and have been since January 1, 2024, in compliance with all Environmental Laws;

(b) The Company and its Subsidiaries have obtained and maintained, in full force and effect, all Environmental Permits necessary to conduct their operations and are, and have been in the past five years, in compliance with such Environmental Permits;

(c) Neither the Company nor any of its Subsidiaries has received any written notification, demand, or request for information in the past five years, or is the subject of any Order, regarding any actual or alleged liability or noncompliance relating to or arising under any Environmental Law (including relating to or arising from any Release or threatened Release of, or exposure to, any Hazardous Material);

(d) There is no Action pending or threatened against the Company or its Subsidiaries relating to any Environmental Law;

(e) To the Knowledge of the Company, (i) there has been no Release or threatened Release of, or exposure to, any Hazardous Material at, on, in, onto, or from any site currently or previously owned, leased, or otherwise operated by the Company or its Subsidiaries, and (ii) neither the Company nor its Subsidiaries has received any written notice of potential responsibility with respect to Releases of any Hazardous Materials at, on, or from any location, in each case of (i) and (ii) in a manner or concentration that would reasonably be expected to result in a liability or obligation of the Company or its Subsidiaries under any Environmental Law; and

(f) The Company has made available to Parent copies of all material reports and assessments in the Company’s possession or control concerning Environmental Law matters relating to the Company or its Subsidiaries or any properties currently or formerly owned, leased or operated by the Company or its Subsidiaries.

Section 3.18 Insurance Policies. All insurance policies maintained by the Company and its Subsidiaries as of the date hereof are in full force and effect, and neither the Company nor its Subsidiaries are in material default with respect to its obligations under any of such insurance policies, and neither the Company nor its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification of any such insurance policy, except for such failure to be in full force and effect and for such defaults or actions that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not be material to the Company and the Company’s Subsidiaries, taken as a whole, all premiums due and payable on such insurance policies have been timely and fully paid and there are no material claims under any of the insurance policies for which coverage has been denied or disputed by the applicable insurance carrier (excluding routine reservation of rights notices).

Section 3.19 Opinion of Financial Advisor. The Company Board has received the oral opinion of Goldman Sachs & Co. LLC, to be subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion, and subject to the limitations, qualifications, assumptions and other matters set forth in such opinion, the Merger Consideration to be paid to the holders of Shares (other than Parent and its affiliates) is fair, from a financial point of view, to such holders. The foregoing opinion has not been amended or rescinded as of the date of this Agreement. The Company will provide Parent a copy, solely for information purposes, of such written opinion promptly after the execution of this Agreement, it being understood and agreed that such opinion is for the benefit solely of the Company Board and may not be relied on by Parent, Merger Sub or any other Person.

Section 3.20 Brokers. No broker, finder, investment banker, financial advisor or other similar Person, other than Goldman Sachs & Co. LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.21 Takeover Statutes Not Applicable; No Rights Agreement. Assuming the accuracy of the representations and warranties contained in Section 4.9, no “moratorium,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law, including Section 203 of the DGCL, or any similar anti-takeover provision in the certificate of incorporation or bylaws of the Company, is applicable to the transactions contemplated by this Agreement, including the Merger. The Company is not party to any “poison pill” or similar anti-takeover agreement or plan.

Section 3.22 FCPA; Anti-Bribery; International Trade.

(a) The Company and its Subsidiaries are, and for the past five (5) years have been, in compliance with the provisions of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and each other anti-corruption or anti-bribery law binding on any of them (collectively, “Anti-Corruption Laws”). The Company, its Subsidiaries, and their respective directors, officers, and employees, and to the Knowledge of the Company, any agents or third-party representatives (in their capacity as such) have not paid, offered or promised to pay, or authorized payment of, any monies or any other thing of value to any government official or employee (including employees of government-owned or controlled entities) or any political party or candidate for political office (collectively, a “Proscribed Recipient”) for the purpose of, (i) influencing any act or decision of such Proscribed Recipient, (ii) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her, or its influence with a Governmental Entity to affect or influence any act or decision of such Governmental Entity, or (iii) assisting in obtaining or retaining business for or with, or directing business to, any Person, in each case, in violation of Anti-Corruption Laws.

(b) None of the Company, any Subsidiaries thereof, nor any of their respective directors, officers, and employees, nor to the Knowledge of the Company, any agent or representative thereof (in their capacity as such) (i) is or has been a Sanctioned Person; (ii) since April 24, 2019 transacted business with or for the benefit of a Sanctioned Person in violation of Sanctions or, has otherwise violated applicable Sanctions; or (iii) in the last (5) five years, committed a violation of any applicable Ex-Im Law.

(c) To the Knowledge of the Company, none of the Company, nor any of its Subsidiaries have been, in the last five (5) years (or since April 24, 2019 with respect to Sanctions), the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to compliance with any Anti-Corruption Laws, Sanctions or Ex-Im Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally hereby represent and warrant to the Company as follows:

Section 4.1 Organization. Parent is a limited liability company and Merger Sub is a corporation, in each case, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its respective jurisdiction of organization and each has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where the failure to be in good standing or to have such corporate or similar power and authority would not constitute a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) as a foreign corporation (or other applicable entity) in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or licensing, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not constitute a Parent Material Adverse Effect. Except as would not constitute a Parent Material Adverse Effect, neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws (or similar organizational documents). For purposes of this Agreement, a “Parent Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect of Parent’s or Merger Sub’s ability to timely consummate the transactions contemplated hereby, including the Merger. Parent has made available to the Company true, complete and correct copies of the organizational and governing documents of Parent and Merger Sub, in each case as amended and in effect as of the date of this Agreement.

Section 4.2 Merger Sub.

(a) The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share (100 shares of which are validly issued and outstanding), and 100 shares of preferred stock, par value $0.01 per share. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Liens.

(b) Merger Sub has been formed solely for the purpose of the Merger and, prior to the Effective Time, will have engaged in no other business activities and will have owned no assets and incurred no liabilities or obligations other than in connection with the transactions contemplated hereby and activities incidental to its formation.

Section 4.3 Authority.

(a) Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary actions on the part of each of Parent and Merger Sub, subject to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which such adoption shall occur immediately following the execution of this Agreement) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and no other actions on the part of Parent or Merger Sub are necessary to authorize the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming the due and valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by the Enforceability Exceptions.

(b) The Parent Board has approved and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger, and the board of directors of Merger Sub has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of Merger Sub and the sole stockholder of Merger Sub, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, (iii) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and approve the transactions contemplated by this Agreement by written consent in lieu of a meeting and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Sub for its adoption, subject to the terms and conditions of this Agreement.

(c) No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law or the organizational documents of Parent in order for Parent to consummate the transactions contemplated by this Agreement, including the Merger.

Section 4.4 Consents and Approvals; No Violations.

(a) Except as may be required under, and other applicable requirements of, the HSR Act, other applicable Regulatory Laws and the DGCL, and including the filing of the Information Statement with the SEC and any amendments or supplements thereto, neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will require Parent or Merger Sub to make any notice to, or filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity of competent jurisdiction, with such exceptions as would not constitute a Parent Material Adverse Effect.

(b) Neither the execution, delivery or performance of this Agreement by the Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws, or similar organizational documents of Parent or Merger Sub or any other Subsidiary of Parent or (ii) assuming compliance with the matters referred to in Section 4.4(a), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice, lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation under, any provision of any Contract to which Parent or Merger Sub or any other Subsidiary of Parent is a party, result in the creation or imposition of any Lien on any asset of Parent or Merger or any other such Subsidiary of Parent, with such exceptions as would not constitute a Parent Material Adverse Effect.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the time the Information Statement is first mailed to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements made or incorporated by reference in the Information Statement based on information supplied by or on behalf of any Person (including the Company or its Subsidiaries) other than Parent or Merger Sub.

Section 4.6 Litigation. As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Affiliates (including Merger Sub) that constitutes a Parent Material Adverse Effect and (b) there is no Order imposed upon or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries (including Merger Sub) that constitutes a Parent Material Adverse Effect.

Section 4.7 Financing.

(a) As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (a) an executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”) from the Equity Investors (as defined therein), pursuant to which the Equity Investors have committed to provide the equity financing to Parent in the amount set forth therein subject to the terms and conditions thereof (the “Equity Financing”) and (b) an executed debt commitment letter, dated as of the date of this Agreement (together with all exhibits, schedules and annexes thereto and any related fee letter, the “Debt Commitment Letter” and together with the Equity Commitment Letter, the “Commitment Letters”), from the Debt Financing Sources identified therein, pursuant to which such Debt Financing Sources have committed to provide the debt financing to Parent in the amount set forth therein subject to the terms and conditions thereof, but without giving effect to the portions of the debt financing committed to under the Debt Commitment Letter that are contemplated to be available to fund the transaction involving Alpha (the “Debt Financing” and together with the Equity Financing but without giving effect to the portions of the Debt Commitment Letter that are contemplated to be available to fund the transaction involving Alpha, the “Financing”); provided, that provisions in the fee letter related to the Debt Commitment Letter relating solely to fee amounts, “market flex” provisions, pricing terms and pricing caps and other economic terms that are customarily redacted may be redacted (none of which redacted provisions adversely affect the availability of, or impose additional conditions on the availability of, the Debt Financing at the Closing, reduce the aggregate principal amount of the Debt Financing contemplated by the Debt Commitment Letter to be available to fund the Financing Amounts (as defined below) to an amount below the amount required to pay the Financing Amounts (after taking into account any available Equity Financing) or adversely affect Parent’s rights to enforce the Debt Commitment Letter). As of the date of this Agreement, each of the Commitment Letters is in full force and effect and constitutes a valid and binding obligation of each of Parent, and, to the Knowledge of Parent, each other party thereto, enforceable against each of them in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or, to the Knowledge of Parent, any other party thereto, as applicable, under the Commitment Letters. As of the date of this Agreement, (i) none of the Commitment Letters have been amended or modified in any manner, and no such amendment or modification is contemplated or pending (except with respect to adding lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement), and the commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect, and to the Knowledge of Parent, no such withdrawal, termination or rescission is contemplated, (ii) there are no side letters or other Contracts relating to the Financing to which Parent or Merger Sub is a party that could reasonably be expected to impair the funding or reduce the aggregate principal amount of the Financing contemplated by the Debt Commitment Letters to be available to fund the Financing Amounts to an amount below the amount required to pay the Financing Amounts, (iii) there are no conditions precedent to the obligations of the Debt Financing Sources or the Equity Investors to provide the Financing under the Commitment Letters (including pursuant to any “flex” provisions in the fee letter), other than the conditions set forth in the Commitment Letters, (iv) Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts required to be paid pursuant to the terms of the Commitment Letters on or prior to the date of this Agreement in connection with the Financing and (v) Parent has no reason to believe that it or, to the Knowledge of Parent, any other party to the Commitment Letters will be unable to satisfy on a timely basis all conditions required to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date. Assuming the Financing is funded or invested in accordance with the Commitment Letters and assuming that the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, the aggregate proceeds contemplated by the Commitment Letters (including after giving effect to any “flex” provision in the fee letter (including with respect to fees and original issue discount)), shall provide Parent and Merger Sub with cash proceeds at Closing sufficient for the satisfaction of all of their payment obligations under this Agreement on the Closing Date, including the payment of the Merger Consideration, the Payoff Amount and all fees and expenses of or payable by Parent or Merger Sub or their Affiliates related to the Merger, the Financing and the other transactions contemplated herein (such amounts, collectively, the “Financing Amounts”).

(b) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

Section 4.8 Limited Guarantee. Concurrently with the execution of this Agreement, the Guarantor has duly executed and delivered to the Company a true, complete and correct copy of the duly executed Limited Guarantee. The Limited Guarantee is in full force and effect and is the valid, binding and enforceable obligation of the Guarantor party thereto in accordance with its terms, except as the same may be limited by the Enforceability Exceptions, and no event has occurred which, with or without notice, the lapse of time or both, would constitute a default or breach on the part of the Guarantor under the Limited Guarantee.

Section 4.9 Share Ownership. Except for this Agreement, as of the date hereof and at all times prior to the time that is immediately prior to the Effective Time, (a) neither Parent nor any of its Subsidiaries (including Merger Sub) (i) beneficially owns Shares, directly or indirectly, (ii) has (A) the right to acquire Shares pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (B) the right to vote Shares pursuant to any agreement, arrangement or understanding; or (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of Shares with any person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, Shares, and (b) neither Parent nor any of its Affiliates is an “affiliate” or “associate” (each as defined in the Charter) with respect to the Company.

Section 4.10 Brokers. No broker, finder, investment banker, financial advisor or other similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective Affiliates for which the Company will be liable prior to the Closing.

Section 4.11 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. As of the Effective Time, assuming the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2, and after giving effect to all of the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration, Parent, the Surviving Corporation and the Surviving Corporation’s Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 4.11, the term “Solvent” means, with respect to any Person as of a particular date, that on such date; (a) the fair value of the assets of such Person and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of such Person and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

Section 4.12 No Stockholder and Management Arrangements. Except as expressly authorized by the Company, as of the date hereof, neither Parent or Merger Sub, nor any of their respective Affiliates, is a party to any Contracts with any stockholder, shareholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment).

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by the Company Pending the Merger.

(a) From and after the date hereof and prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) as required by applicable Law or listing exchange, (iii) as expressly contemplated by this Agreement or (iv) as otherwise set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries to, carry on its business in all material respects in the ordinary course of business and use commercially reasonable efforts to (A) preserve its business organization and goodwill intact in all material respects; (B) maintain relations in all material respects with lenders, landlords, employees and Governmental Entities, and key sponsors, exhibitors, commercial suppliers and other third parties with whom the Company and its Subsidiaries have significant business relationships; and (C) make capital expenditures consistent with the annual budget adopted by the Company Board prior to the date of this Agreement and made available to Parent; provided, that no action expressly permitted by, or the failure of the Company or its Subsidiaries to take any action expressly prohibited by, Section 5.1(b) shall be deemed a breach of this Section 5.1(a).

(b) From and after the date hereof and prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) as required by applicable Law or listing exchange, (iii) as expressly contemplated by this Agreement, or (iv) as otherwise set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or equity interests, except for dividends or distributions by a wholly owned Subsidiary of the Company to the Company or to another Subsidiary of the Company;

(ii) split, combine, or reclassify any of its capital stock or equity interests;

(iii) issue, dispose, sell, pledge, grant, transfer or otherwise encumber any shares of its capital stock or other equity securities, any Company Equity Awards or any option, warrant or other right to acquire or receive any shares of its capital stock or other equity securities, or redeem, purchase or otherwise acquire any shares of its capital stock or other equity securities, other than (A) in connection with the exercise, vesting or settlement, as applicable, of Company Equity Awards outstanding as of the date of this Agreement (in accordance with the terms thereof as in effect on the date hereof), including with respect to the satisfaction of Tax withholding and, with respect to Company Stock Options, the payment of the exercise price and (B) the issuance of any shares of capital stock or equity interests from a wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company;

(iv) amend, alter, change, modify, supplement or repeal the certificate of incorporation or bylaws of the Company or amend in any material respect other similar organizational documents of any of its Subsidiaries or enter into any governance agreement;

(v) acquire (whether by merger, acquisition of stock or assets or otherwise), directly or indirectly, any Person or any equity interests or the material portion of the assets of a business or make any investments in any other Person, in each case for an amount in excess of $5 million in the aggregate;

(vi) other than in transactions solely among Subsidiaries of the Company, sell, lease, license, encumber, transfer, or otherwise dispose of (whether by merger, disposition of stock or assets or otherwise), directly or indirectly, any business or material assets (other than Intellectual Property) for a purchase price in excess of $5 million in the aggregate;

(vii) create, incur, assume, suffer to exist or otherwise be liable with respect to any material indebtedness for borrowed money other than (A) indebtedness solely among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, (B) pursuant to Contracts in effect on the date of this Agreement, or (C) under short-term debt or overdraft facilities, in each case as refinanced, replaced, amended or renewed on substantially similar terms from time to time;

(viii) (A) merge or consolidate the Company or any of its Subsidiaries with and into any other Person, other than, in the case of any Subsidiary of the Company, to effect any acquisition permitted by clause (v) or any disposition permitted by clause (vi) or (B) effect any statutory conversion, domestication or transfer, division transaction, share exchange or other similar transaction;

(ix) propose, adopt or enter into a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(x) (i) commence any Action against any Person (excluding collections matters and other immaterial Actions in the ordinary course of business) or (ii) except for Transaction Litigation settled in accordance with the terms of this Agreement, settle, release, waive or compromise any pending or threatened Action against the Company or any of its Subsidiaries (A) for an amount in excess of $5 million in the aggregate, or (B) that imposes any material restrictions on the operations or businesses of the Company or its Subsidiaries or admits wrongdoing;

(xi) except as required by any Company Benefit Plan as in effect on the date hereof or applicable Law, (A) increase the compensation of any director or employee of the Company or any of its Subsidiaries whose base compensation is in excess of $200,000 of such employee’s then-current base salary, other than ordinary course of business increases in connection with promotions to non-officer positions vacant as of the date hereof or which become vacant as the result of resignation; provided, that, such increases do not increase compensation by more than that provided to the employee previously employed in such role; (B) grant any new Company Equity Awards or other equity-based compensation, or amend or modify any outstanding Company Equity Award (including any acceleration of vesting or waiver of performance conditions); (C) adopt any new employee benefit plan, policy, agreement or arrangement which would be a Company Benefit Plan if in effect on the date hereof or amend, modify, terminate or provide for any discretionary benefits under any existing Company Benefit Plan, (D) take any action to accelerate the vesting, payment, or funding of any payment or benefit under any Company Benefit Plan, (E) (1) hire, engage, or promote any non-officer, employee or contractor with annual base compensation of $200,000 or more, other than hiring replacement employees to fill vacancies arising from voluntary or involuntary departures at compensation levels substantially comparable to those of the departed employee, or (2) terminate other than for cause the Company’s service relationship with any such person, (F) implement any reduction in force, layoff, or similar workforce action that would trigger obligations under the WARN Act, or (G) enter into or amend any collective bargaining agreements or establish or recognize any union, works council or other labor organization as the representative of any of its employees for purposes of collective bargaining;

(xii) make any material change in financial accounting methods, principles or practices of the Company or any of its Subsidiaries, except insofar as may be required by GAAP (or any interpretation or enforcement thereof), the Company’s outside auditors, or applicable Law;

(xiii) amend or otherwise modify any material Tax Return, make or change any material Tax election, change any method of accounting relating to material Taxes, settle or compromise any Action relating to material Taxes, enter into any closing agreement or similar agreement relating to material Taxes, surrender any right to claim a material Tax refund or other reduction in material Taxes, or request any ruling or similar guidance with respect to material Taxes;

(xiv) enter into a new line of business (other than any new business lines that may be acquired pursuant to and in compliance with clause (v) above);

(xv) enter into any Contract for the purchase, sale or lease of real property or amend, terminate, or grant any waiver or consent with respect to any Leased Real Property, except (A) any renewals, amendments or extensions of existing Material Leases in accordance with the terms thereof in the ordinary conduct of the business, and (B) entering into, amending, extending or terminating venue-related leases, licenses and other occupancy agreements for the Company’s trade shows and events in the ordinary course of business consistent with past practice;

(xvi) other than in transactions solely among Subsidiaries of the Company, sell, assign, transfer, lease, license, encumber, abandon or permit to lapse any material Company Intellectual Property (other than Permitted Liens);

(xvii) terminate, suspend, amend or modify in any material respect, any governmental Permits, except as required by applicable Law or a Governmental Entity or in the ordinary course of business in connection with any specific trade shows and events;

(xviii) make any loans, advances, guarantees or capital contributions to, or investments in, any Person (other than the Company or any wholly owned Subsidiary), other than loans, advances or reimbursements to employees, officers or directors for travel and business expenses in the ordinary course of business consistent with past practice;

(xix) fail to maintain (with insurance companies substantially as financially responsible as its existing insurance insurers) insurance in at least the same amounts and against at least such risks and losses as are consistent in all material respects with past practice and otherwise in amounts required to comply with applicable Law and Contracts;

(xx) adopt or implement any stockholder rights plan or “poison pill” agreement or similar takeover protection;

(xxi) make or authorize any capital expenditures on an annualized basis in excess of the amounts budgeted for such expenditures in the Company’s annual budget adopted by the Company Board prior to the date of this Agreement and made available to Parent;

(xxii) (i) enter into any Contract which, if in effect as of the date hereof, would constitute a Material Contract or (ii) renew (other than a renewal of a Contract on substantially similar terms), extend (except in the ordinary course of business consistent with past practice), terminate or amend in a manner materially adverse to the Company or any of its Subsidiaries, or waive any material right, remedy or default under, any Material Contract or any Contract which, if in effect as of the date hereof, would constitute a Material Contract, in each case, other than with respect to any exhibitor, sponsor, or venue contracts in the ordinary course of business consistent with past practice; or

(xxiii) approve, authorize, agree to take or make any commitment to take any of the foregoing actions that are prohibited by this Section 5.1(b).

(c) Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d) Notwithstanding anything else contained in this Section 5.1, the Company and its Subsidiaries may take commercially reasonable actions that would otherwise be prohibited by this Section 5.1 to the extent necessary to prevent the occurrence of, or mitigate the existence of, emergency situations or address immediate risks of human health or damage to the environment, material equipment or other material assets of the Company or any of its Subsidiaries, provided, that (i) the Company shall provide Parent with prior written notice of any such actions to the extent reasonably practicable under the circumstances, (ii) the Company shall in any event notify Parent as promptly as practicable (and in no event later than twenty-four (24) hours) after taking any such action, and (iii) the Company shall use commercially reasonable efforts to obtain Parent’s prior written consent where time permits.

Section 5.2 Acquisition Proposals.

(a) From and after the date hereof and prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company agrees that it shall not, and the Company shall cause its Subsidiaries not to, and the Company shall direct its and its Subsidiaries’ respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, (i) initiate, solicit or knowingly encourage any inquiries with respect to or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) engage in or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal (other than, in response to an unsolicited inquiry, to ascertain facts from the Person making such Acquisition Proposal for the sole purpose of informing itself about such Acquisition Proposal and the Person that made it and to refer the inquiring Person to this Section 5.2), (iii) provide any non-public information to any Person (other than Parent and Merger Sub and their Representatives) relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub and their Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its Subsidiaries (other than such personnel as an unsolicited inquirer shall have initially contacted), with respect to an Acquisition Proposal, (iv) enter into any letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement or similar agreement (other than an Acceptable Confidentiality Agreement) with respect to an Acquisition Proposal (an “Alternative Acquisition Agreement”) or (v) authorize or commit to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease all discussions and negotiations with any Persons (other than Parent, Merger Sub and their Representatives) that may be ongoing with respect to an Acquisition Proposal as of the date hereof and immediately terminate all access of any Persons (other than Parent, Merger Sub and their Representatives) to any electronic data room maintained by the Company or other diligence access with respect to any Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in Section 5.2(a) or elsewhere in this Agreement, at any time following the date hereof and prior to the time the Stockholder Approval is obtained, if the Company receives an Acquisition Proposal that did not arise from or in connection with a breach of this Section 5.2, the Company and its Representatives may contact the Person or group of Persons making such Acquisition Proposal to clarify the terms and conditions thereof, and may (i) provide information to such Person or group of Persons (including their respective Representatives and prospective equity and debt financing sources) if the Company receives from such Person or group of Persons (or has received from such Person or group of Persons) an Acceptable Confidentiality Agreement; provided, that, from and after the date hereof, the Company shall make available to Parent and Merger Sub, substantially concurrently with the provision of such information to such Person or group of Persons, any material non-public information concerning the Company or its Subsidiaries that is provided to any such Person or group of Persons which was not previously made available to Parent or Merger Sub, and (ii) engage or participate in any discussions or negotiations with such Person or group of Persons (including their respective Representatives and prospective equity and debt financing sources) if (1) such Acquisition Proposal did not result from a breach of Section 5.2(a), and (2) prior to taking any action described in clause (i) or (ii) above, the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.2(b), including any public announcement that the Company or the Company Board has made any determination required under this Section 5.2(b) to take or engage in any such actions, shall not in and of themselves constitute a Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.4.

(c) Except as set forth in this Section 5.2(c) or in Section 5.2(d), the Company Board (or a committee thereof) shall not withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in each case in a manner adverse to Parent, the Company Recommendation, fail to include the Company Recommendation in the Information Statement, or adopt, approve or recommend, or submit to the Company Stockholders for approval or adoption, or publicly propose to adopt, approve or recommend, any Acquisition Proposal (any of the foregoing, a “Change of Recommendation”). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to the time the Stockholder Approval is obtained, the Company Board may if the Company receives an Acquisition Proposal that did not arise from or in connection with a breach of this Section 5.2 and that the Company Board concludes in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, effect a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.3(a) in order to enter into an Alternative Acquisition Agreement providing for such Superior Proposal, and, in the case of either clause (x) or (y):

(i) the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance, that it will effect a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.3(a), which notice shall specify the basis for the Change of Recommendation and/or termination and, in the case of a Superior Proposal, the identity of the Person or group of Persons making such Superior Proposal, the status of discussions relating to such Superior Proposal, the material terms thereof and unredacted copies of all written requests, proposals, offers, agreements and other relevant documents (including all financing commitments and fee letters (which fee letters may be redacted)) (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice and a new three (3) Business Day period); and

(ii) after providing such notice and prior to effecting such Change of Recommendation and/or terminating this Agreement pursuant to Section 7.3(a), the Company shall have caused its Representatives to be available to negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) during such four (4) Business Day period (and any additional three (3) Business Day period) to make such adjustments to the terms and conditions of this Agreement as would obviate the need for the Company to effect a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.3(a).

(d) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law or NYSE, including taking and disclosing to its stockholders a position contemplated by Rule 14d—9 or Rule 14e—2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders), (ii) making any “stop—look—and—listen” communication to stockholders of the Company pursuant to Rule 14d--9(f) under the Exchange Act (or any similar communications to stockholders of the Company), or (iii) making any disclosure to the Company Stockholders, if the Company Board determines in good faith (after consultation with the Company’s outside legal counsel) that the failure to so disclose would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law. It is understood and agreed that any disclosures permitted under this Section 5.2(d) shall not constitute in and of themselves a Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.4.

(e) The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent if, from and after the date hereof, any Acquisition Proposal is received by the Company or any of its Representatives, which notice shall include the identity of the Person or group of Persons making such Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal, and unredacted copies of all written requests, proposals, offers, agreements and other relevant documents (including all financing commitments, and fee letters which fee letters may be redacted) relating thereto, and thereafter shall keep Parent reasonably informed on a reasonably current basis of the status and terms of any such Acquisition Proposal (including any material modifications or amendments thereto).

(f) The Company agrees that any breach of this Section 5.2 by any (i) employee, director or officer of the Company or its Subsidiaries or (ii) other Representative of the Company or any of its Subsidiaries acting at the direction of the Company or its Subsidiaries or their respective directors, officers or employees, will be deemed to be a material breach of this Section 5.2 by the Company.

(g) The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement.

Section 5.3 Company Stockholder Written Consent. As promptly as practicable following the execution of this Agreement (and in any event within twelve (12) hours thereafter), in lieu of calling a meeting of Company Stockholders, the Company shall submit to, and in the absence of a Change of Recommendation made in accordance with the terms of Section 5.2(c), seek and obtain from the Majority Company Stockholders, the Company Stockholder Written Consent. Upon receipt of the executed Company Stockholder Written Consent, the Company shall provide to Parent promptly (and in any event within twelve (12) hours of the execution of this Agreement) a copy of such Company Stockholder Written Consent. In connection with the Company Stockholder Written Consent, the Company shall take all actions necessary or advisable to comply, and shall comply in all respects, with Section 228 of the DGCL and the governing documents of the Company.

Section 5.4 Information Statement.

(a) As promptly as reasonably practicable after the execution of this Agreement and receipt of the Company Stockholder Written Consent (and in any event within twenty (20) Business Days from the date hereof), the Company (with Parent’s reasonable cooperation) shall prepare and file with the SEC an information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Approval, the notice of action by written consent required by Section 228(e) of the DGCL and the notice of availability of appraisal rights required by Section 262 of the DGCL related to the Merger and this Agreement (the “Information Statement”). Each of Parent and the Company shall use its reasonable best efforts to cause the Information Statement to comply with the applicable rules and regulations promulgated by the SEC and the applicable requirements of the DGCL. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Information Statement. No filing of, or amendment or supplement to, the Information Statement will be made by the Company, in each case without providing the other party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable party in good faith) thereon.

(b) The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC to, or any request from the SEC or the staff of the SEC for amendments or supplements to, the Information Statement, and shall provide Parent promptly with copies of all material correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts (with the assistance of, and after consultation with, Parent) to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Information Statement.

(c) The Company shall use its reasonable best efforts to cause the definitive Information Statement to be mailed to its stockholders as promptly as reasonably practicable after the first to occur of (1) the date the SEC staff advises that it has no further comments thereon, (2) confirmation from the SEC that the Information Statement is otherwise not to be reviewed, (3) expiration of the ten (10)-day period after filing the preliminary Information Statement in the event the SEC does not review the Information Statement; and (4) the date the SEC staff advises that the Company may commence mailing the Information Statement.

(d) If, at any time prior to the Effective Time, any information relating to Parent or the Company or any of their respective affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Information Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

Section 5.5 Reasonable Best Efforts; Filings; Other Actions.

(a) Subject to the terms and conditions set forth in this Agreement, the Company, Parent and Merger Sub shall use their reasonable best efforts to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including to (i) use their respective reasonable best efforts to obtain from any Governmental Entities and any third parties any actions, non-actions, clearances, waivers, consents, approvals, expirations or terminations of waiting periods, permits or orders required to be obtained in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (ii) make all registrations, filings, notifications or submissions which are necessary or advisable with respect to this Agreement and the Merger under (A) any applicable federal or state securities Law, (B) the HSR Act and any other applicable Regulatory Law, and (C) any other applicable federal or state Law, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby; provided, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party to obtain any consent or approval or deliver any notice required for the consummation of the Merger under any Contract.

(b) In furtherance and not in limitation of the other provisions of this Section 5.5, each party hereto agrees to make, or cause to be made, as promptly as practicable (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement (and in any event within ten (10) Business Days) after the date hereof, and (ii) an appropriate filing pursuant to any other applicable Regulatory Laws with respect to the transactions contemplated by this Agreement (and in any event within ten (10) Business Days).

Each party hereto agrees to use reasonable best efforts to supply, or cause to be supplied, as promptly as reasonably practicable a response to any request for additional information and material that may be requested by a Governmental Entity pursuant to any Regulatory Law, and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods, consents or approvals under the applicable Regulatory Law as promptly as possible after the date of this Agreement. In furtherance and not in limitation of the foregoing, the parties hereto shall request early termination of the waiting period under the HSR Act, and no party shall agree to extend any waiting period under any Regulatory Law applicable to or commit not to consummate or delay the consummation of any of the transactions contemplated by this Agreement without the prior written consent of all other parties, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Section 5.5, Parent shall determine the strategy for obtaining any actions, non-actions, clearances, waivers, consents, approvals, expirations or terminations of waiting periods, permits or orders from Governmental Entities in connection with the Merger and the other transactions contemplated by this Agreement, provided that Parent shall (i) consult with and keep the Company reasonably informed of all developments with respect to such strategy, and (ii) consider in good faith the Company’s views with respect thereto.

(c) In furtherance and not in limitation of the other provisions of this Section 5.5, the Company, Parent and Merger Sub shall each, and shall cause their respective Subsidiaries to, use reasonable best efforts to take any and all actions necessary to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Regulatory Law. In furtherance and not in limitation of the foregoing, Parent shall use reasonable best efforts to, and shall cause its Affiliates and Subsidiaries, to use reasonable best efforts to (i) propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition or license of any assets or businesses of Alpha, the Company or any of their respective Subsidiaries, and (ii) otherwise take or commit to take any actions that following the Closing Date would limit the Parent’s, Alpha’s, or the Surviving Corporation’s freedom of action with respect to, or its or their ability to retain, one or more businesses, properties, services, product lines or assets of Parent, Alpha, or the Surviving Corporation (the actions described in the foregoing clauses (i) through (ii), the “Remedy Actions”), in each case as may be required in order to (A) obtain approvals from any Governmental Entities or expiration or termination of waiting periods under any applicable Regulatory Law; and/or (B) avoid the entry of, or the commencement of litigation seeking the entry of, or to effect the dissolution of, any Order which would otherwise have the effect of preventing the Closing, materially delaying the Closing or delaying the Closing beyond the Termination Date; provided, however, nothing set forth in this Section 5.5 shall require the Company to take or commit to take any such action, or agree to any such condition or restriction unless such action, commitment, agreement, condition or restriction is conditioned upon the consummation of the Merger. Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, nothing in this Agreement shall require any AGM Person, or require Parent or Merger Sub to cause any AGM Person, to take any Remedy Action (or any action with respect to any business, product line or asset, other than of Parent, Alpha, the Company or any of its Subsidiaries, or after the Closing Date, the Surviving Corporation).

(d) In furtherance and not in limitation of this Section 5.5, each of the Company, Parent and Merger Sub and their Affiliates shall (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith the comments of the other parties; (ii) subject to any restrictions under any Regulatory Law, promptly notify each other of any material communication received by such party from, or given by such party to, any Governmental Entity with respect to this Agreement and promptly provide copies to the other party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated by this Agreement, (iii) discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any proposed substantive communication that it gives to any Governmental Entity or other Person; (iv) unless required by applicable Law, not agree to participate in any meeting, or teleconference with any Governmental Entity in respect of any filing, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat, (v) subject to any restrictions under any Regulatory Law, furnish the other parties with copies of all correspondence, filings and communications with any Governmental Entity or members of its staff, with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding any documents and communications which are subject to the attorney-client privilege or other privilege or trade secret protection or the work product doctrine), (vi) furnish the other parties with such necessary information and reasonable assistance as such other parties and their Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity in connection with this Agreement and the transactions and other agreements contemplated hereby and thereby, including any filings necessary or appropriate under the provisions of any Regulatory Law, (vii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as practicable a response to any request for additional information or documentation by, any Governmental Entity related to this Agreement or the Merger and the other transactions contemplated hereby, and (viii) act in good faith and reasonably cooperate with the other party in connection with the provisions set forth in this Section 5.5 with respect to this Agreement, the Merger or the transactions contemplated hereby; provided, that the materials required to be provided pursuant to the foregoing clauses of this paragraph may be redacted (A) to remove references concerning the valuation of the Company; (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns; provided further, that any party may reasonably designate materials provided under this Section 5.5(d) as “Outside Antitrust Counsel Only Material.” Parent, shall use reasonable best efforts to provide the Company with prompt updates and keep the Company informed regarding the status of any filings, investigations, inquiries, or approvals pursuant to any Regulatory Law in connection with any transactions involving Alpha.

(e) Parent shall not, nor shall Parent agree to, acquire, whether by merging with or into, consolidating with, purchasing all or a portion of the assets of or all or a portion of the equity in, or otherwise, any business or corporation, partnership, or other business organization or division thereof or other Person (A) that owns, controls, or operates a business engaged in the line of business in which the Company or any of its Subsidiaries is engaged, or (B), if such acquisition would reasonably be expected to, (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, the expiration, termination or waiver of any applicable waiting period or any consent, clearance or other approval pursuant to the Regulatory Laws necessary to consummate the transactions contemplated hereby, (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby, including the Merger, (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise, or (iv) materially delay or prevent the ability of Parent to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, the restrictions set forth in this Section 5.5(e) shall not apply with respect to the acquisition of Alpha; provided, however, that Parent shall not consummate the acquisition of Alpha prior to the Closing.

Section 5.6 Access and Reports.

(a) Subject to applicable Law and Section 5.1(c), from and after the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, upon reasonable prior written notice, the Company shall, and shall cause its Subsidiaries and Representatives to, afford to Parent, Merger Sub and their respective Representatives reasonable access, during normal business hours, to its officers, employees, Representatives, properties, offices and other facilities, books, Contracts and records; provided, that (i) the foregoing shall not require the Company or any of its Subsidiaries to permit access to (A) any inspection or information that would violate any of its obligations with respect to confidentiality in effect as of the date hereof, (B) any information that is subject to attorney-client privilege or other privilege or trade secret protection or the work product doctrine, (C) any information that in the reasonable opinion of the Company would violate any applicable Law or would result in a breach of a Contract to which the Company or any of its Subsidiaries are bound as of the date hereof, (D) such documents or information that are reasonably pertinent to any Action between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand (provided, that, with respect to any circumstance described in the foregoing clauses (A)-(D), the Company shall inform Parent of the general nature of the information being withheld and a summary thereof and shall reasonably cooperate with Parent to provide such information, in whole or in part, to the extent and in a manner that would not result in any of the outcomes described in the foregoing clauses (A)-(D)), (E) without limiting the obligations of the Company pursuant to Section 5.2, any information related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other third parties relating to any competing or alternative transactions (including Acquisition Proposals) and the actions of the Company Board (or any committee thereof) with respect to any of the foregoing, whether prior to or after execution of this Agreement, or (F) without limiting the obligations of the Company pursuant to Section 5.2, any information related to a Change of Recommendation or the actions of the Company Board (or any committee thereof) with respect thereto, (ii) any such investigation shall be conducted in such a manner as not to interfere with the normal business or operations of the Company or its Subsidiaries or otherwise result in any undue burden with respect to the prompt and timely discharge by employees of the Company or its Subsidiaries of their normal duties and Parent shall use its commercially reasonable efforts to minimize to the extent reasonably practicable any disruption to the businesses of the Company that may result from any such requests for access, and (iii) no inspection or investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty made by the Company herein. Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate commercially sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions, and such materials and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties. Nothing in this Section 5.6(a) will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures, policies and insurance requirements and will not include the right to conduct invasive sampling of soil, sediment, groundwater, surface water, air or building materials prior to the Effective Time without the Company’s prior written consent. All requests for access pursuant to this Section 5.6(a) must be directed to the General Counsel of the Company, any other person listed in Section 5.6(a) of the Company Disclosure Schedule or another person designated in writing by the Company.

(b) The Company agrees that it shall, and shall cause its Subsidiaries and Representatives to (in addition to the obligations, and subject to the limitations set forth in Section 5.6(a)) afford to Parent, Merger Sub and their respective Representatives all reasonable assistance requested by Parent, in each case, in connection with Parent’s preparation to operate the business of the Company and its Subsidiaries and the other Subsidiaries of Parent (including Alpha) following the Closing, including without limitation with respect to integration planning, identifying and planning for the implementation of synergies and assisting in organizational design. For the avoidance of doubt, such assistance shall be designed such that the implementation of such matters can take place immediately following the Closing. In furtherance of the foregoing, the Parties acknowledge and agree that (i) as promptly as practicable following the date of this Agreement (and in any event within five (5) Business Days), each of Parent and the Company shall designate two Representatives (which, for the Company, shall consist of two senior representatives of the Company) to comprise an integration planning committee, which shall meet (whether in person or virtually) at least twice per week, subject to availability and other business obligations, until the Closing Date in furtherance of the planning efforts described in this Section 5.6(b) and (ii) from and after the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Representatives (including the Chief Executive Officer, Chief Financial Officer and President, Connections of the Company) to (A) provide to Parent an income statement and balance sheet of the Company in respect of each completed calendar month prior to the Effective Time, within twenty (20) Business Days of the end of each calendar month and (B) meet with Parent and its Representatives to conduct a weekly business review of the businesses and operations of the Company, subject to availability and other business obligations; provided that (y) all materials exchanged and all meetings and communications conducted in connection with this Section 5.6(b) shall be subject to, and conducted in accordance with, applicable Regulatory Laws, including antitrust laws and (z) to the extent any Company information is provided to Alpha, it shall be only with the Company’s consent (not to be unreasonably withheld, conditioned or delayed), subject to appropriate confidentiality restrictions and in accordance with applicable Regulatory Laws, including antitrust laws.

(c) Each of Parent and Merger Sub shall, and shall cause their respective Representatives and Affiliates to, hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub or their respective Representatives or Affiliates in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated as of December 29, 2025 by and between Emerald X, LLC and Apollo Management X, L.P. (the “Confidentiality Agreement”) as if all such documents and information were Evaluation Material (as defined in the Confidentiality Agreement), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall apply to Parent and Merger Sub as if they were direct parties thereto.

Section 5.7 Publicity; Communications. The initial press release regarding the Merger shall be a joint press release by the Company and Parent and thereafter (unless and until a Change of Recommendation has occurred or in connection with the matters described in Section 5.2), each party shall consult with the other parties, and give each other the opportunity to review and comment (and shall incorporate any reasonable comments in good faith), prior to issuing any press releases or otherwise making public announcements or filings with respect to the Merger or any of the other transactions contemplated by this Agreement, except as may be required by Law or by the applicable rules of any stock exchange (in which case, such party shall, to the extent not legally prohibited, use commercially reasonable efforts to consult with the other parties before issuing such press release or making such public announcement or filing); provided, however, that notwithstanding the foregoing, the parties will not be obligated to engage in such consultation with respect to communications that are repeat disclosures already made.

Section 5.8 Employee Benefits.

(a) For a period of not less than one (1) year following the Closing Date (the “Continuation Period”), Parent shall, or shall cause its applicable Subsidiary to, provide each employee of the Company and its Subsidiaries who continues in employment with Parent, the Surviving Corporation or their Subsidiaries following the Effective Time (collectively, the “Continuing Employees”) with (i) a base salary or regular hourly wage rate (whichever is applicable) no lower than that in effect for the applicable Continuing Employee as of immediately prior to the Effective Time, (ii) a short-term cash target incentive compensation opportunity that is no less favorable than the short-term cash target incentive compensation opportunity in effect for, or available to, the applicable Continuing Employee as of immediately prior to the Effective Time, and (iii) other employee benefits (excluding any long-term incentive opportunities, equity-based compensation, retention, transaction-based compensation, defined benefit pension, nonqualified deferred compensation, or post-employment or retiree welfare benefits) that are no less favorable in the aggregate than the other compensation and employee benefits, respectively, provided or available to the applicable Continuing Employee as of immediately prior to the Effective Time, save that with respect to Continuing Employees located outside the United States (“Non-US Continuing Employees”), in each case Parent or its relevant Affiliate may make changes to the compensation, benefit plans or benefits of such Non-US Continuing Employees to the extent permitted under applicable Law or Contract.

(b) Without limiting the generality of the foregoing, during the Continuation Period, the Surviving Corporation shall provide each Continuing Employee whose employment is terminated by Parent, the Surviving Corporation or one of their Subsidiaries without cause, with severance in amounts and on terms and conditions, in each case, that are no less favorable than the severance benefits and protections provided to each such Continuing Employee as set forth in Section 5.8(b) of the Company Disclosure Schedule (the “Company Severance Policy”).

(c) Parent will cause any employee benefit plans of Parent and its Subsidiaries in which the Continuing Employees are eligible to participate after the Closing Date to take into account for purposes of eligibility and vesting (but not for purposes of benefit accruals under any defined benefit pension plan, post-retirement welfare benefit plan or similar arrangement or to the extent it would result in a duplication of benefits), service prior to the Effective Time by such employees to the Company and its Subsidiaries (and any predecessors) as if such service was with Parent or its Subsidiaries.

(d) With respect to any employee benefit plans maintained by Parent and its Subsidiaries providing medical, dental, pharmaceutical or vision benefits for the benefit of the Continuing Employees following the Closing Date, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to, (i) waive any eligibility requirements or pre-existing condition limitations or waiting period requirements with respect to any such plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee to the same extent waived under the analogous Company Benefit Plan prior to the Closing Date, and (ii) with respect to medical benefits only, give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to any eligible expenses paid by such employees during the calendar year in which the Effective Time occurs under analogous Company Benefit Plans.

(e) Nothing in this Agreement shall confer upon any Continuing Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other employee benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation or their Affiliates, (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any Company Benefit Plan in accordance with its terms and applicable Law after the Closing Date or (iii) prevent or restrict Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates from terminating the employment of any Continuing Employee or changing the title, office, work assignment, work location or reporting relationship of any Continuing Employee, in each case, except as such actions are restricted or prohibited under applicable Law in jurisdictions outside of the United States. Without limiting Section 8.9, nothing in this Section 5.8 shall create any third party beneficiary rights in any Continuing Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 5.9 Expenses; Transfer Taxes.

(a) Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that all filing fees under the HSR Act and other applicable Regulatory Laws and all associated costs, in each case in connection with the transactions contemplated by this Agreement (including, in the event of a Request for Additional Information pursuant to 15 U.S.C. § 18a(e) being issued to the Company in connection with the transactions contemplated by this Agreement, all out-of-pocket fees and expenses, including attorneys’ and consultant fees, associated with responding to the request) shall be borne by Parent.

(b) Except as provided in Section 2.7(b), all transfer, documentary, sales, use, stamp, registration and other such Taxes imposed with respect to the transfer of Shares pursuant to the Merger shall be borne by Parent.

Section 5.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted under applicable Law, each present and former director, officer and employee of the Company and its Subsidiaries, including any employee who serves as a fiduciary of a Company Benefit Plan (collectively, together with such person’s heirs, executors or administrators, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative, arising out of, related to or in connection with any action or omission occurring or alleged to have occurred whether prior to or at the Effective Time by reason of the fact of such Indemnified Parties’ service as a director, officer, employee or other fiduciary of the Company or any of its Subsidiaries or services performed by such persons at the request of or for the benefit of the Company or its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time. Without limiting the foregoing, Parent, for a period of six (6) years from and after the Effective Time, shall cause the Charter and the Bylaws to contain provisions no less favorable to the Indemnified Parties with respect to indemnification, exculpation from liabilities and rights to advancement of expenses than those set forth as of the date of this Agreement in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any Indemnified Party, except as required by applicable Law; provided, that with respect to any claim for indemnification that was made prior to the expiration of the six (6) year period specified above, such provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any Indemnified Party with respect to such claim prior to its final resolution. In addition, from and after the Effective Time, each of Parent and the Surviving Corporation shall advance costs and expenses (including attorneys’ fees) as incurred by any Indemnified Party promptly (and in any event within ten (10) days) after receipt by Parent of a request for such advance to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an unsecured undertaking to repay such advances if it is ultimately determined (after exhausting all available appeals) that such Person is not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this Section 5.10(a) upon learning of any claim, action or proceeding in respect of which such indemnification will be sought, shall notify the Surviving Corporation thereof in writing; provided, that the failure to so notify the Surviving Corporation shall not affect the indemnification obligations of the Surviving Corporation or Parent under this Section 5.10(a) except to the extent such failure to notify materially prejudices the Surviving Corporation.

(b) Prior to the Effective Time, the Company shall obtain and fully pre-pay the premium for (and, following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain with reputable and financially sound carriers) the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period (whichever is greater) of six (6) years from and after the Effective Time with respect to any claim arising from facts or events that existed or occurred at or prior to the Effective Time with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable in the aggregate as the coverage provided under the Company’s existing policies in effect on the date hereof. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable in the aggregate as the coverage provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable insurance as the D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable in the aggregate as the coverage provided under the Company’s existing policies as of the date hereof. Notwithstanding the foregoing, (A) in no event shall the Company or the Surviving Corporation be required to expend for any such policies pursuant to this Section 5.10(b) an annual premium amount in excess of 300% of the aggregate of the annual premiums paid by the Company as of immediately prior to the Effective Time for such insurance, and (B) if the annual premiums of such insurance coverage exceed such maximum amount, the Company or the Surviving Corporation shall obtain a policy with the greatest coverage available for such maximum amount.

(c) If Parent or the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, in each such case, proper provisions shall be made so that such surviving or acquiring Person(s), as the case may be, shall assume all of the obligations set forth in this Section 5.10.

(d) Following the Effective Time, the provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 5.10 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its Subsidiaries, under any applicable Contracts or Laws or otherwise. All rights to indemnification, exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party (whether asserted or claimed prior to, at, or after the Effective Time) as provided in the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its Subsidiaries or any Contract or otherwise between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect (and shall be so maintained) and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any Indemnified Party, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

(f) With respect to any right to indemnification or advancement for acts or omissions occurring prior to or at the Closing, the Surviving Corporation will be the indemnitor of first resort, responsible for all such indemnification and advancement that any Indemnified Party may have from any direct or indirect shareholder or equityholder of the Surviving Corporation (or any Affiliate of such shareholder or equityholder) and without right to seek subrogation, indemnity or contribution. The Surviving Corporation and Parent further agree that no advance or prepayment by any party other than the Surviving Corporation as the primary indemnitor on behalf of any Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the Surviving Corporation will affect the foregoing and that any such secondary indemnitor will not have a right of contribution and/or be subrogated to the extent of such advancement or payment to all the rights of recovery of the Indemnified Party against the Surviving Corporation, and the Surviving Corporation hereby irrevocably waives, relinquishes and releases any such secondary indemnitor from any and all claims against the secondary indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.

Section 5.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause any dispositions of equity securities (including derivative securities) of the Company in connection with this Agreement and the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted under applicable Law.

Section 5.12 Transaction Litigation. The Company shall give prompt (and in any event within two (2) Business Days) notice to Parent, and Parent shall give prompt (and in any event within two (2) Business Days) notice to the Company, of any Actions commenced against such party or any of its Affiliates or Representatives in connection with, arising from or relating to this Agreement or the transactions contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings and other material correspondence with respect thereto within two (2) Business Days of such party’s receipt thereof) and thereafter keep the other party reasonably informed with respect to the status thereof. The Company shall (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation, and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. For purposes of this Section 5.12, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) and provided with copies of all material filings, and Parent may offer comments or suggestions with respect to such Transaction Litigation (which reasonable comments the Company shall consider in good faith), but will not be afforded any decision-making power or other authority over such Transaction Litigation. Parent shall notify the Company promptly of the commencement of any Transaction Litigation of which it has received notice. Notwithstanding anything herein to the contrary, no compromise or full or partial settlement, waiver or release of any such Action shall be agreed to or permitted by the Company without Parent’s prior written consent (which consent, except in the case of a settlement that includes an admission of fault, shall not be unreasonably withheld, conditioned or delayed).

Section 5.13 State Takeover Statutes. The Company and the Company Board and Parent and the Parent Board shall (a) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to the Merger, and (b) if any Takeover Statute becomes applicable to the Merger, take all reasonable action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger. For purposes of this Agreement, “Takeover Statute” shall mean a “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or regulation enacted under the Laws of any state in the United States that is applicable to the Company.

Section 5.14 Obligations of Merger Sub, the Surviving Corporation and Parent. Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

Section 5.15 Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Company of the Shares from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting.

Section 5.16 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving and adopting this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL.

Section 5.17 Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall use its reasonable best efforts to deliver to Parent the resignation of all members of the Company Board who are in office immediately prior to the Effective Time, which resignations shall be effective as of immediately prior to (but conditioned on the occurrence of) the Effective Time.

Section 5.18 Financing Cooperation.

(a) Prior to the Closing, the Company shall use its reasonable best efforts to, and cause its Subsidiaries and each of its and its Subsidiaries’ respective Representatives to use their respective reasonable best efforts to, provide at Parent’s sole cost and expense customary cooperation reasonably requested by Parent in connection with arranging, obtaining and syndicating the Debt Financing, including using reasonable best efforts to:

(i) as promptly as practicable (A) furnish Parent with the Required Financial Information and, to the extent available to the Company, other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to the extent such information is customarily included in marketing materials for financings similar to the financing contemplated by the Debt Commitment Letter and (B) inform Parent if the chief executive officer, chief financial officer, treasurer, controller or comparable officer of the Company shall have knowledge of any facts or circumstances as a result of which a restatement of any financial statements (or portion thereof) included in the Required Financial Information is reasonably likely or under consideration in order for such financial statements (or portion thereof) to comply with GAAP;

(ii) assist Parent and the Debt Financing Sources in their preparation of customary syndication and marketing materials, bank information memoranda, rating agency presentations, lender presentations and similar documents and any supplements thereto in connection with the Debt Financing (collectively, the “Lending Documents”);

(iii) (A) cooperate with the marketing efforts for the Debt Financing and (B) assist Parent in obtaining ratings in connection with the Debt Financing;

(iv) cause members of senior management of the Company to participate in a reasonable number of meetings, conference calls, presentations, road shows, drafting sessions, due diligence sessions and sessions with rating agencies, at reasonable times and with reasonable advance notice;

(v) facilitate the pledging of collateral and granting of guarantees for the Debt Financing, including using reasonable best efforts to deliver any original stock certificates and appropriate instruments of transfer and any original promissory notes and appropriate instruments of transfer that are intended to constitute collateral for the Debt Financing; it being understood, in each case, that the effectiveness of such pledges and guarantees shall be conditioned upon the occurrence of, and are only effective as of, the Closing;

(vi) furnish Parent and the Debt Financing Sources at least five (5) Business Days prior to the Closing Date (solely to the extent requested by Parent in writing at least eight (8) Business Days prior to the Closing Date) with all documentation and other information related to the Company and its Subsidiaries required by applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230);

(vii) facilitate the taking of customary corporate approvals reasonably requested by Parent to permit the consummation of the Debt Financing on the Closing Date (it being understood that no such corporate or other action will take effect prior to the occurrence of, and are only effective as of, the Closing);

(viii) cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letter as in effect as of the date hereof or any definitive document relating to the Debt Financing with conditions precedent substantially the same as those set forth in the Debt Commitment Letter as in effect as of the date hereof to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries;

(ix) assist Parent in its preparation of, and facilitate execution and delivery as of but not prior to the Closing of, definitive financing documents (including any guarantee, pledge and security documents, currency or interest rate hedging arrangement, other definitive financing documents or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Sources (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as an exhibit to the Debt Commitment Letter)) and the schedules and exhibits thereto, it being understood that the effectiveness of such documents shall be conditioned upon the occurrence of, and are only effective as of, the Closing; and

(x) execute customary authorization letters authorizing the distribution of information regarding the Company and its Subsidiaries to prospective lenders in connection with the Debt Financing and containing a customary representation that the public side versions of such documents do not include material non-public information about the Company or its Subsidiaries or their securities, and a customary representation as to the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing, subject to customary confidentiality provisions (which may include customary “click through” confidentiality arrangements or other confidentiality arrangements customary for syndication and arrangement procedures);

provided, however, that (A) nothing herein shall require such cooperation to the extent it would (x) materially and unreasonably disrupt or interfere with the business or operations of the Company and/or its Subsidiaries or (y) reasonably be expected to (I) cause any condition to the Closing set forth in Section 8.1 to not be satisfied or otherwise cause any breach of this Agreement, (II) conflict with, violate, breach or otherwise contravene any applicable Law, (III) subject any of the Company’s or its Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability with respect to matters related to the Debt Financing or (IV) cause any breach of this Agreement, (B) none of the pre-Closing directors, officers or managers of the Company, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument, including any Debt Financing Document, with respect to the Debt Financing or adopt any resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, (C) none of the Company, the Company’s Subsidiaries or their respective managing members, directors, managers, officers or employees shall be required to (x) execute, deliver or enter into, or perform any agreement, document or instrument, including any Debt Financing Document, with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing Date (in each case, other than any authorization letter referred to in clause (x) above) or (y) adopt any resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained that is not contingent upon the Closing or that would be effective prior to the Closing Date (and which execution and delivery shall be undertaken, authorized and approved exclusively by the post-Closing managing members, directors, mangers or officers of the Company or its applicable Subsidiary), (D) the Company shall not be required to deliver or obtain opinions of internal or external counsel, (E) nothing herein shall obligate the Company to provide or prepare any Excluded Information, and (F) nothing herein shall obligate the Company to provide any information that would violate any bona fide confidentiality requirement in any material Contract binding on the Company or result in a violation of applicable Law or loss of attorney-client privilege or other applicable privilege of the Company or that constitutes trade secrets.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective equityholders or Representatives shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur or assume any other liability or provide or agree to provide any indemnity, in each case, prior to the Closing in connection with the Debt Financing or their performance of their respective obligations under this Section 5.18 (except to the extent the effectiveness of any such cost, expense, fee, payment, liability or indemnity is subject to and conditioned upon the occurrence of the Closing or otherwise promptly reimbursed by Parent). Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with their cooperation or efforts pursuant to this Section 5.18, the arrangement of the Debt Financing, the performance of their obligations under this Section 5.18 and any information utilized in connection therewith (other than to the extent resulting solely from information provided by the Company or its Subsidiaries or its or their respective Representatives or to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company, its Subsidiaries or any of its or their respective Representatives, in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision). Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company in connection with the cooperation contemplated by this Section 5.18.

(c) The Company hereby consents to the reasonable use of the logos and trademarks of the Company and its Subsidiaries in connection with the Debt Financing; provided, that such logos and trademarks are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company.

(d) The parties hereto acknowledge and agree that the provisions contained in this Section 5.18 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent or Merger Sub with respect to the transactions contemplated by this Agreement (including the Debt Commitment Letter), and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Debt Commitment Letter shall be deemed to expand or modify such obligations.

(e) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to periodically update any Required Financial Information provided to Parent as may be necessary so that such Required Financial Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information”. For the avoidance of doubt, Parent may, to most effectively access the financing markets, request the cooperation of the Company and its Subsidiaries under this Section 5.18 at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets (it being understood and agreed that once the “Marketing Period” has commenced and then been completed in accordance with the definition thereof, there shall not be a subsequent “Marketing Period” hereunder). Parent agrees to provide the Company drafts of all Lending Documents with a reasonable time to review such documents and materials, and subject to Parent’s compliance with such obligation, the Company agrees to use reasonable best efforts to review all such Lending Documents and identify for Parent any information contained therein that it reasonably believes constitutes material non-public information with respect to the Company and its Subsidiaries (taken as a whole) or their respective securities. If the Company identifies any such information (“Identified MNPI”), and such information is customarily included in definitive lending documents or public-side syndicated marketing materials for debt financing of the type consistent with the Debt Financing (it being understood, for the avoidance of doubt, that such public-side syndicated marketing materials do not include any projections), is reasonably requested by Parent to be included in the public-side Lending Documents for the Debt Financing and does not include information as to which the Company reasonably objects (any such Identified MNPI, “Acceptable MNPI”), then the Company shall file a Current Report on Form 8-K containing such material non-public information. Parent shall remove all such Identified MNPI that is not Acceptable MNPI from such public-side Lending Documents.

Section 5.19 Financing.

(a) Parent acknowledges and agrees that its obligation to use reasonable best efforts to arrange, obtain and consummate the Debt Financing as set forth in this Agreement is a material obligation. Parent’s failure to use reasonable best efforts to obtain the Equity Financing in accordance with this Agreement may constitute a breach of this Agreement, which may give rise to the Company’s rights to seek specific performance pursuant to Section 8.7 or to terminate this Agreement and exercise any remedies available under Article VII, subject to the terms and conditions of this Agreement.

(b) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing in an amount sufficient to fund the Financing Amounts on the date on which the Closing is required to occur pursuant to the terms hereof, including using its reasonable best efforts to (w) maintain in full force and effect the Commitment Letters until the consummation of the Closing, (x) negotiate and enter into the definitive documentation related to the Debt Financing (the “Debt Financing Documents”), in each case, on terms and conditions not materially less favorable, in the aggregate, than those contained in the Debt Commitment Letter (including any “market flex” provisions contained in any related fee letter) and in any event that do not contain any Prohibited Modification, (y) satisfy on a timely basis or obtain a waiver of all conditions required to be satisfied by it in the Commitment Letters and the Debt Financing Documents that are within its control and comply with its obligations thereunder, and (z) subject to the terms of the Commitment Letters and the Debt Financing Documents (and the satisfaction of the conditions therein), enforce its rights under the Commitment Letters and the Debt Financing Documents.

(c) Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Financing. Parent shall promptly notify the Company of (i) any actual violation, breach, default, termination, withdrawal or repudiation by any party to the Commitment Letters of which Parent becomes aware and (ii) its receipt of a written notice from any Debt Financing Source or Equity Investor with respect to any threatened violation, breach, default, termination, withdrawal or repudiation by any party to the Commitment Letters of which Parent becomes aware. In the event that any portion of the Debt Financing required to pay the Financing Amounts becomes unavailable (or Parent determines in good faith that it will not be available) after taking into account the available portion of the Financing, Parent shall promptly notify the Company and shall (i) use its reasonable best efforts to arrange for alternative financing from the same or alternative sources (the “Alternative Financing”) (x) on terms and conditions not materially less favorable, in the aggregate, to Parent than those contained in the Debt Commitment Letter (including any “market flex” provisions contained in any related fee letter) and in any event that do not contain any Prohibited Modification and (y) in an amount sufficient, when taken together with the available portion of the Financing, to pay the Financing Amounts and (ii) provide the Company with a true and complete copy of any new debt commitment letter that provides for such Alternative Financing (it being understood that any fee letter in connection therewith may be redacted in a manner consistent with Section 4.7(a)). Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.19 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to (i) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter or (ii) pay any fees or other amounts applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letter (after giving effect to the “market flex” provisions in any related fee letter).

(d) Without prior written consent of the Company, Parent shall not agree to, or permit, any amendment or modification, or any waiver of any provision under, the Commitment Letters if such amendment, modification or waiver would (i) reduce the aggregate principal amount of the Financing below the amount necessary to satisfy the Financing Amounts (after taking into consideration the amount of the remaining Financing and available cash of the Company and its Subsidiaries), (ii) add new conditions precedent or otherwise adversely modifies any of the conditions precedent to the funding or investing of the Financing set forth in the Commitment Letters on the date hereof, (iii) reasonably be expected to prevent, delay or impede the availability of all or a portion of the Financing or the consummation of the Closing and the transactions contemplated hereby, or (iv) adversely affect the ability of Parent to enforce its rights against the other parties to the Commitment Letters or the Debt Financing Documents (clauses (i) through (iv), collectively, the “Prohibited Modification”); provided, that Parent may amend or otherwise modify the Debt Commitment Letter without the consent from the Company to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof. Parent shall promptly provide the Company with a true and complete copy of any such amendment, modification or waiver.

(e) To the extent Parent obtains Alternative Financing or amends, modifies or waives any of the Commitment Letters, in each case pursuant to this Section 5.19, references to the “Financing,” “Debt Financing,” “Equity Financing” “Debt Financing Sources,” “Debt Financing Sources Related Parties,” “Debt Commitment Letter,” “Equity Commitment Letter” and “Commitment Letters” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the financing sources and/or their related parties in respect thereof, the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, modified or waived.

Section 5.20 Payoff Letters and Lien Releases(a) . The Company shall deliver to Parent at least three (3) Business Days prior to the Closing Date (with drafts being delivered in advance as reasonably requested by Parent) (i) a payoff letter (the “Payoff Letter”) in customary form with respect to the Company Credit Agreement ( the “Subject Indebtedness”), which Payoff Letter shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, fees, prepayment premiums, termination costs, penalties, breakage costs and any other monetary obligations then due and payable under the Subject Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”) and (y) state that, upon receipt of the Payoff Amount under such Payoff Letter, (A) the Subject Indebtedness and all related loan documents and guarantees shall be automatically terminated and (B) all liens or other security interests and encumbrances in connection with the Subject Indebtedness relating to the assets and properties of the Company or its Subsidiaries securing the obligations under the Subject Indebtedness shall be automatically released and terminated and (ii) all documentation (including any mortgage releases, termination statements on Form UCC-3, intellectual property security interest terminations or other releases) necessary to effect the release any related liens or other security interests securing the Subject Indebtedness, in each case, in customary form and provided that such documentation and releases shall only be effective as of and after the receipt of the Payoff Amount under the Payoff Letter.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction (or waiver in writing by Parent and the Company, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. The Company Stockholder Written Consent shall have been obtained (the “Stockholder Approval”).

(b) Information Statement. The Information Statement shall have been mailed to the Company Stockholders and at least 20 calendar days shall have elapsed from such mailing.

(c) Regulatory Approvals. Any and all (i) applicable waiting periods (and any extensions thereof) under the HSR Act in connection with the Merger shall have expired or been terminated and (ii) other approvals and clearances and expirations or terminations of waiting periods (as applicable) identified in Section 6.1(c) of the Company Disclosure Schedule shall have been obtained or shall have occurred (as applicable), and any timing agreement with any Governmental Entity with respect to the Merger shall have expired or been terminated.

(d) Orders. No court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the Merger.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver in writing by Parent, if permissible under applicable Law, in its sole and absolute discretion) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. (i) Other than the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, clause (i) of Section 3.7, and Section 3.20, the representations and warranties of the Company contained in Article III shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Company Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.3 shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all respects as of such specified date), except where the failure of such representation and warranties to be true and correct is de minimis in nature, (iii) the representations and warranties set forth in clause (i) of Section 3.7 shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (iv) the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.4 and Section 3.20 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date).

(b) Performance of Obligations. The Company shall have performed or complied with, in all material respects, its agreements and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Effective Time pursuant to the terms hereof.

(c) No Company Material Adverse Effect. Since the date hereof, no Company Material Adverse Effect shall have occurred and be continuing.

(d) Officer’s Certificate. Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver in writing by the Company, if permissible under applicable Law, in its sole and absolute discretion) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. (i) Other than the representations and warranties set forth in the first sentence of Section 4.1, Section 4.3 and Section 4.10, the representations and warranties contained in Article IV shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Parent Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Parent Material Adverse Effect, and (ii) the representations and warranties set forth in the first sentence of Section 4.1, Section 4.3 and Section 4.10 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date).

(b) Performance of Obligations. Each of Parent and Merger Sub shall have performed or complied with in all material respects its agreements and covenants contained in this Agreement that are required to be performed or complied by it at or prior to the Effective Time pursuant to the terms hereof.

(c) Officer’s Certificate. The Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely, either as a basis for not consummating the Merger or any of the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger, on the failure of a condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approval is obtained and whether before or after the adoption of this Agreement by Parent as sole stockholder of Merger Sub, by mutual written consent of the Company and Parent.

Section 7.2 Termination by Either the Company or Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approval is obtained and whether before or after the adoption of this Agreement by Parent as sole stockholder of Merger Sub, by either the Company or Parent:

(a) if the Merger shall not have been consummated on or before September 9, 2026 (such date, the “Termination Date”); provided, that if on the Termination Date the conditions set forth in Section 6.1(c) or Section 6.1(d) (to the extent relating to the matters set forth in Section 6.1(c)) shall not have been satisfied but all other conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), then the Termination Date shall be automatically extended by one (1) month on up to two (2) occasions, and such date shall become the Termination Date for purposes of this Agreement; provided, further, that (i) in the event the Marketing Period has commenced on or prior to the Termination Date but has not been completed as of the Termination Date, the Termination Date shall automatically be extended (or further extended) to the date that is three (3) Business Days after the then-scheduled expiration date of the Marketing Period and such date shall become the Termination Date for purposes of this Agreement and (ii) the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to a party if the failure of the Merger to have been consummated on or before the Termination Date was primarily caused by a material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement (including Section 5.5); provided, further, that the party seeking to terminate this Agreement pursuant to this Section 7.2(a) shall have used the efforts required by Section 5.5 to cause the Merger to be consummated on or prior to the Termination Date (including Section 5.5); or

(b) if any Law or Order by a Governmental Entity of competent jurisdiction, permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, or any statute, rule or regulation will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger; provided, that the right to terminate this Agreement pursuant to this Section 7.2(b) shall not be available to a party if the enactment, issuance, promulgation, enforcement or entry of such Order, or the Order becoming final and non-appealable, was primarily caused by a material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement (including Section 5.5); provided, further, that the party seeking to terminate this Agreement pursuant to this Section 7.2(b) shall have used the efforts required by Section 5.5 to cause the Merger to be consummated on or prior to the Termination Date (including Section 5.5).

Section 7.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:

(a) at any time prior to the time the Stockholder Approval is obtained, in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.2(c); provided, that prior to or substantially concurrently with such termination, the Company pays to Parent the Company Termination Fee due under Section 7.5(b);

(b) at any time prior to the Effective Time (and whether before or after the Stockholder Approval is obtained), if there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) (A) is not capable of being cured by Parent or Merger Sub prior to the Termination Date, or (B) if capable of being cured, shall not have been cured before the earlier of (x) twenty (20) Business Days following receipt of written notice from the Company of such breach or (y) the Termination Date; provided, that the Company is not then in material breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement which breach would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b); or

(c) at any time prior to the Effective Time, if (i) the Marketing Period has ended and all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions to be satisfied by actions to be taken at the Closing itself, but which conditions would have been satisfied had the Closing occurred when it was required to occur pursuant to Section 1.2) at the time when the Closing should have occurred when it was required to occur pursuant to Section 1.2, (ii) the Company has irrevocably confirmed to Parent in writing that (A) all of the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions to be satisfied by actions to be taken at the Closing itself) have been satisfied or waived by the Company and (B) the Company is ready, willing and able to consummate the Closing, including the Merger, and (iii) Parent has failed to consummate the Closing within two (2) Business Days following the later of (A) the delivery of the notice pursuant to the foregoing clause (ii) of this Section 7.3(c) and (B) the date when the Closing should have occurred pursuant to Section 1.2.

Section 7.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent whether before or after the Stockholder Approval is obtained:

(a) at any time prior to the time the Stockholder Approval is obtained, if the Company Board shall have effected a Change of Recommendation;

(b) if the Company Stockholder Written Consent shall not have been delivered to the Company within twelve (12) hours following the execution of this Agreement; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.4(b) after the Company Stockholder Written Consent shall have been executed and delivered to the Company and Parent; or

(c) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement of the Company in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) (A) is not capable of being cured by the Company by the Termination Date or (B) if capable of being cured, shall not have been cured before the earlier of (x) twenty (20) Business Days following receipt of written notice from Parent of such breach, or (y) the Termination Date; provided, that none of Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement which breach would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b).

Section 7.5 Effect of Termination.

(a) In the event that this Agreement is validly terminated and the Merger is abandoned pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any member of the Parent Group or the Company Group) except as provided in this Section 7.5; provided, that (i) nothing herein shall relieve any party hereto of any liability to pay the Company Termination Fee or the Parent Termination Fee, as applicable, (ii) nothing herein shall relieve any party hereto from liability for any Willful Breach of this Agreement prior to such termination, in which case, subject to the terms and conditions of the Agreement, the aggrieved party shall be entitled to all rights and remedies available at law or in equity, subject to the terms of this Agreement and the Limited Guarantee, and (iii) the Confidentiality Agreement, the covenants and other agreements contained in Section 5.6(b), Section 5.7, Section 5.9(a), this Section 7.5 and Article VIII, as well as the definitions of the defined terms used in such Sections, shall survive the termination of this Agreement. The party desiring to terminate this Agreement pursuant to Section 7.2, Section 7.3 or Section 7.4 shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other parties in accordance with Section 8.6, specifying the provision or provisions hereof pursuant to which such termination is effected.

(b) In the event that:

(i) (A) this Agreement is terminated by the Company pursuant to Section 7.2(a), or by Parent pursuant to Section 7.4(b) or Section 7.4(c), and the Stockholder Approval has not been obtained; (B) any Person shall have publicly proposed, announced or made a bona fide written Acquisition Proposal after the date of this Agreement and prior to the delivery of the Company Stockholder Written Consent, and such Acquisition Proposal shall not have been publicly withdrawn prior to the delivery of the Company Stockholder Written Consent; and (C) within twelve (12) months of such termination the Company shall have consummated such Acquisition Proposal, then the Company shall promptly, but in no later than three (3) Business Days after the date such Acquisition Proposal is consummated, pay the Company Termination Fee to Parent by wire transfer of immediately available funds to one or more accounts designated by Parent; provided, that for purposes of this Section 7.5(b)(i), the references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

(ii) this Agreement is terminated by the Company pursuant to Section 7.3(a), the Company shall, prior to or substantially concurrently with such termination, pay the Company Termination Fee to Parent by wire transfer of immediately available funds to one or more accounts designated by Parent; or

(iii) this Agreement is terminated by Parent pursuant to Section 7.4(a), the Company shall, no later than three (3) Business Days after the date of such termination, pay the Company Termination Fee to Parent by wire transfer of immediately available funds to one or more accounts designated by Parent.

For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(c) In the event that this Agreement is validly terminated (A) by the Company or Parent (i) pursuant to Section 7.2(a) (and at the time of such termination, the conditions set forth in Section 6.1(c)(i) or Section 6.1(d) (as a result of any Law or Order of a Governmental Entity in the United States resulting from the enforcement of any applicable antitrust laws) have not been satisfied), or (ii) pursuant to Section 7.2(b) (as a result of any Law or Order of a Governmental Entity in the United States resulting from the enforcement of any applicable antitrust laws), and in each such case, all other conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived or (B) by the Company pursuant to Section 7.3(b) or Section 7.3(c), or by Parent pursuant to Section 7.2(a) at a time when the Company could have terminated this Agreement pursuant to Section 7.3(b) or Section 7.3(c), then Parent shall, no later than three (3) Business Days after the date of such termination, pay or cause to be paid the Parent Termination Fee to the Company or its designees by wire transfer of immediately available funds to one or more accounts designated by the Company. For the avoidance of doubt, in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(d) In the event that the Company shall fail to pay the Company Termination Fee, or Parent shall fail to pay the Parent Termination Fee, in either case as required pursuant to this Section 7.5 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest at the prime rate set forth in The Wall Street Journal in effect on the date such fee was required to be made. The Company and Parent each acknowledge that the fees and the other provisions of this Section 7.5 are an integral part of this Agreement and are not a penalty, but rather liquidated damages in a reasonable amount that will compensate the other party in the circumstances in which such fee is payable, and that, without these provisions, the other party would not enter into this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, (i) the Company may seek specific performance to require Parent and Merger Sub to effect the Closing as expressly permitted by Section 8.7, but the Company may not recover both (A) specific performance resulting in the Closing and (B) the Parent Termination Fee, (ii) the Company may only seek monetary damages after termination of this Agreement and only if the Parent Termination Fee is not payable, in the event of Parent’s or Merger Sub’s Willful Breach of this Agreement prior to the termination of this Agreement, subject to the Liability Limitation, and (iii) notwithstanding anything to the contrary in this Agreement, in the event that Parent or Merger Sub fails to effect the Closing or otherwise breaches this Agreement or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance prior to the termination of this Agreement as permitted by Section 8.7, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against (A) the Parent Group or (B) any member of the Parent Group in respect of this Agreement, any agreement executed in connection herewith, including the Commitment Letters and the Limited Guarantee, and the transactions contemplated hereby and thereby shall be (x) to terminate this Agreement in accordance with this Article VII and collect, if due, the Parent Termination Fee pursuant to Section 7.5(c) (including any interest payable pursuant to Section 7.5(d)) from Parent and, as applicable, the reimbursements and indemnification contemplated by Section 5.18 from Parent or pursuant to the Limited Guarantee, (y) following the termination of this Agreement by either party under circumstances in which the Parent Termination Fee is not payable pursuant to Section 7.5(c), the Company’s right to seek monetary damages from Parent in the event of Parent’s or Merger Sub’s Willful Breach of this Agreement prior to the termination of this Agreement, subject to the Liability Limitation, and collect, as applicable, the reimbursements and indemnification contemplated by Section 5.18 from

Parent and (z) upon payment of such amounts, no member of the Parent Group shall have any further liability or obligation relating to or arising out of this Agreement, any agreement executed in connection herewith, the Commitment Letters or the Limited Guarantee, or the transactions contemplated hereby or thereby; provided, that in no event will the Company be entitled to both (I) payment of any such monetary damages and/or the Parent Termination Fee and (II) a grant of specific performance of this Agreement or any other equitable remedy against Parent or Merger Sub that results in the Closing.

(f) Notwithstanding anything to the contrary in this Agreement, in the event that the Company fails to effect the Closing or otherwise breaches this Agreement or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance prior to the termination of this Agreement as permitted by Section 8.7, (i) Parent’s and Merger Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against (A) the Company Group or (B) any member of the Company Group in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby shall be (x) to terminate this Agreement in accordance with this Article VII, and collect, if due, the Company Termination Fee pursuant to Section 7.5(b) (including any interest payable pursuant to Section 7.5(d)) from the Company and (y) following the termination of this Agreement by either party, Parent’s right to seek monetary damages from the Company in the event of the Company’s Willful Breach of this Agreement prior to the termination of this Agreement and (ii) upon payment of such amounts, no member of the Company Group shall have any further liability or obligation relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby or thereby; provided, that in no event will Parent and Merger Sub be entitled to both (I) payment of any such monetary damages and (II) a grant of specific performance of this Agreement or any other equitable remedy against the Company that results in the Closing.

(g) Notwithstanding anything to the contrary in this Agreement, in no event shall either the Parent Group’s or the Company Group’s aggregate maximum liability (whether in equity or at Law, in Contract, in tort or otherwise) pursuant to this Agreement or in connection with or arising out of the transactions contemplated hereby exceed an amount equal to the Parent Termination Fee (the “Liability Limitation”), nor shall any member of the Parent Group or Company Group, as applicable, seek or be entitled to recover any money or other damages in excess of the Liability Limitation from the Company Group or the Parent Group, respectively, in each case arising out of or in connection with this Agreement, the transactions contemplated by this Agreement (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach (whether willful, intentional, unintentional or otherwise) of, or by virtue of any rights under, any of the foregoing agreements (including in respect of Willful Breach of this Agreement) (other than, in the case of the Company, the reimbursements and indemnification contemplated by, and subject to the terms of, Section 5.18 from Parent).

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Survival. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article II, Section 5.8 (Employee Benefits), Section 5.10 (Indemnification; Directors’ and Officers’ Insurance) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement, as applicable.

Section 8.2 Modification or Amendment. Subject to applicable Law, this Agreement may be modified or amended by, and only by, written agreement executed and delivered by the duly authorized officers of Parent and the Company; provided, that no amendment shall be made to this Agreement after the Effective Time; provided, further, that after receipt of Stockholder Approval, if any such amendment shall by applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company.

Section 8.3 Waiver; Extension. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party (without the approval of the stockholders of the Company) in whole or in part to the extent permitted by applicable Law. At any time prior to the Effective Time, the Company or Parent may (i) waive or extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, in the case of the Company, or the Company, in the case of Parent, or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement on the part of Parent or Merger Sub, in the case of the Company, or the Company, in the case of Parent. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.4 Counterparts; Delivery by Electronic Transmission. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail transmission of a “.pdf” or other similar data file (including DocuSign or Adobe Sign) shall be effective as delivery of a manually executed counterpart to this Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature. No party hereto or to any such agreement or instrument shall raise the use of an electronic mail transmission of a “.pdf” or other similar data file (including DocuSign or Adobe Sign) to deliver a signature to this Agreement or any amendment or consent hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic transmission as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 8.5 Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof or thereof shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Each party hereto agrees that it shall bring any Action between the parties or involving any member of the Company Group or Parent Group arising out of or related to this Agreement, the Equity Commitment Letter, the Limited Guarantee or the transactions contained in or contemplated by this Agreement, the Equity Commitment Letter or the Limited Guarantee exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks or declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”), and with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto or any member of the Company Group or Parent Group and agrees that delivery of notice in accordance with Section 8.6 shall constitute valid and enforceable service of legal process in any such Action; provided, however that nothing herein shall limit such party’s ability to serve legal process in any other manner permitted by law. Notwithstanding the foregoing, any party may seek to enforce a judgment from the Chosen Courts in any court of competent jurisdiction.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5(B).

Section 8.6 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, or (d) if delivered by email transmission, on the date of such transmission; provided, that confirmation of such transmission is received within one (1) Business Day (other than an automatic confirmation). All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, and following the Closing, to the Company, to:

c/o Apollo Management X, L.P.

9 West 57th Street

43rd Floor

New York, New York 10019

Attention: Shahid Bosan

Email: sbosan@apollo.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention:  Jeffrey Kochian

Gerald Brant

Brittany Harrison

Email:    jeffrey.kochian@sidley.com

gbrant@sidley.com

brittany.harrison@sidley.com

If to the Company, prior to the Closing, to:

Emerald Holding, Inc.

100 Broadway, 14th Floor

New York, NY 10005

Attn: Sara Altschul, General Counsel

Email: Sara.Altschul@emeraldx.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver and Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:  Christopher Ewan

Erica Jaffe

Email:    Christopher.Ewan@friedfrank.com

Erica.Jaffe@friedfrank.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 8.7 Specific Performance.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them pursuant to the terms of this Agreement in order to consummate the Merger) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to seek an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof.

(b) Notwithstanding the foregoing or anything to the contrary in this Agreement, it is acknowledged and agreed that the Company shall be entitled to seek specific performance of Parent’s and Merger Sub’s obligations pursuant to the terms of this Agreement and the Equity Commitment Letter to complete the Closing, including to cause, subject to the terms and conditions set forth in the Equity Commitment Letter, the Equity Financing to be funded to fund the Merger and to consummate the Merger and the Closing, only in the event that (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions to be satisfied by actions to be taken at the Closing itself, but which conditions would have been satisfied had the Closing occurred when it was required to occur pursuant to Section 1.2), (ii) Parent or Merger Sub fail to complete the Closing on the date the Closing is required to have occurred pursuant to Section 1.2, (iii) the Debt Financing has been funded or will be funded in full at the Closing if the Equity Financing is funded, and (iv) the Company has irrevocably confirmed in a written notice to Parent that (A) all of the conditions set forth in Section 6.1 and Section 6.3 have been and continue to be satisfied (or are waived effective as of immediately prior to the Closing, but subject to the Closing occurring) and (B) the Closing will occur if the Equity Financing and Debt Financing are funded and specific performance is granted pursuant to this Section 8.7(b).

(c) For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the Company may pursue both (i) a grant of specific performance to require Parent to effect the Closing, cause the Equity Financing to be funded, or to fund or consummate the Merger to the extent permitted by Section 8.7(b), and (ii) the payment of the Parent Termination Fee pursuant to and in accordance with the terms of Section 7.5, concurrently; provided, however, that under no circumstances shall the Company be permitted or entitled to receive both (x) a grant of specific performance to require Parent to effect the Closing or to fund or consummate the Merger and (y) payment of the Parent Termination Fee.

(d) Without limiting Section 8.7(a), each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.8 Entire Agreement. This Agreement (including any Exhibits hereto), the Company Disclosure Schedule, the Equity Commitment Letter, the Limited Guarantee, and the Confidentiality Agreement and the other instruments and other agreements specifically referred to herein or delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Notwithstanding anything to the contrary herein, the Company Disclosure Schedule shall not, pursuant to Section 268(b) of the DGCL, be deemed part of this Agreement for purposes of any provision of the DGCL, but shall have the effects provided in this Agreement.

Section 8.9 Parties in Interest. Each of Parent, Merger Sub and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, that (a) if the Effective Time occurs, the holders of Shares shall be third party beneficiaries of, and shall be entitled to rely on, Article II, (b) if the Effective Time occurs, the Indemnified Parties shall be third party beneficiaries of, and shall be entitled to rely on, Section 5.10 (Indemnification; Directors’ and Officers’ Insurance), (c) if the Effective Time occurs, the holders of Company Equity Awards shall be third party beneficiaries of, and shall be entitled to rely on, Article II, (d) holders of Shares and Company Equity Awards shall be entitled to pursue claims for damages (including damages based on the loss of the economic benefits of the Merger, including the loss of the premium offered to such holders) and other relief, including equitable relief, for a breach or threatened breach by Parent or Merger Sub of its obligations under this Agreement; provided, that the rights granted pursuant to this clause (d) shall be enforceable only by the Company, in its sole and absolute discretion, on behalf of such holders, and any amounts received by the Company in connection therewith may be retained by the Company and shall be deemed to be damages of the Company, and (e) the Non- Party Affiliate shall be third party beneficiaries of, and shall be entitled to rely on, Section 8.17 (Recourse).

Section 8.10 Definitions; Construction.

(a) Definitions. As used herein:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement containing terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any standstill or similar provision.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of persons (other than Parent and its Subsidiaries) relating to, in a single transaction or series of transactions, (a) a merger, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination or similar transaction involving the Company as a result of which the stockholders of the Company immediately prior to such transaction would cease to own at least 80% of the total voting power of the Company or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction, (b) the acquisition by any Person or group of Persons, directly or indirectly, of more than 20% of the outstanding Common Stock or more than 20% of the total voting power represented by the outstanding voting securities of the Company, (c) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition by any Person or group of Persons of more than 20% of the total voting power represented by the outstanding voting securities of the Company, or (d) the acquisition, transfer, exclusive license or other disposition, in any manner, directly or indirectly, of over 20% of the consolidated assets of the Company and its Subsidiaries (based on the fair market value, as determined in good faith by the Company Board or any committee thereof), in each case other than the transactions contemplated by this Agreement.

“Action” means any claim, action, charge, demand, petition, subpoena, suit, investigation, litigation, arbitration, or administrative, regulatory or other proceeding or audit, in each case brought by or before a Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and for purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that, other than in the case of the definition of “Parent Group” and for purposes of Section 8.14 and Section 8.17, in no event shall Parent, Merger Sub or any of their respective Subsidiaries be considered an Affiliate of any AGM Person, nor shall any AGM Person be considered an Affiliate of Parent, Merger Sub or any of their respective Subsidiaries.

“AGM Person” means (for the avoidance of doubt, in each case, other than Parent or Merger Sub) (a) Apollo Global Management, Inc., (b) any affiliate of Apollo Global Management, Inc. or (c) any portfolio company, investment fund or other vehicle affiliated with, managed by or advised by Apollo Global Management, Inc., and any direct or indirect equity holder, partner (including any limited partner), member or manager of any of the foregoing.

“Alpha” has the meaning set forth on Section 8.10(a) of the Company Disclosure Schedule.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by Law to close in New York, New York.

“Canadian Taxpayer” means a Person who is a resident of Canada or who received Company Stock Options in connection with employment exercised in Canada (both within the meaning of the ITA).

“COBRA” means Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or similar state Law.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not such plan is subject to ERISA, and each other employment, consulting, incentive, compensation, change in control, retention, transaction bonus, bonus, defined benefit or defined contribution, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based, retirement, vacation, severance, termination, tax gross-up, loan, disability, death benefit, medical, dental, or other compensation or benefit plan, program, policy, agreement or arrangement that the Company or any of its Subsidiaries sponsors, maintains or contributes to or is required to contribute to, with respect to which the Company or any of its Subsidiaries has any current or contingent liability, or for the benefit of any current or former director, officer, employee, individual independent contractor or consultant of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has any direct or indirect liability (whether absolute or contingent).

“Company Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of January 30, 2025, among, inter alios, Expo Event Midco, Inc., Emerald X, Inc., the subsidiary guarantors party thereto, Bank of America, N.A., as administrative agent, and each lender from time to time party thereto (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of August 13, 2025 and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Company Group” means (i) the Company and its Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, shareholders or assignees of the Company or its Subsidiaries, and (iii) any former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, shareholders or assignees of any of the foregoing.

“Company ESPP” means the Emerald Expositions Events, Inc. 2019 Employee Stock Purchase Plan, dated as of January 22, 2019, as amended.

“Company Intellectual Property” means Intellectual Property owned by or purported to be owned by the Company and its Subsidiaries.

“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that (x) would reasonably be expected to prevent or materially delay the ability of the Company to consummate the transactions contemplated hereby or (y) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that, solely in the case of the foregoing clause (y), none of the following, and no effect arising out of, relating to or resulting from the following, shall constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a “Company Material Adverse Effect”: (i) any facts, circumstances, changes, events, occurrences or effects generally affecting (A) the industries in which the Company and its Subsidiaries operate, or (B) the economy, credit, debt, securities or financial or capital markets in the United States or elsewhere in the world, including changes in interest, exchange rates or commodity prices, or deterioration in the credit markets generally; or (ii) any facts, circumstances, changes, events, occurrences or effects to the extent arising out of, resulting from or attributable to (A) changes or prospective changes in Law, in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, (B) entry into and consummation and performance of this Agreement and the transactions contemplated hereby and the public announcement thereof, including the impact thereof on relationships, contractual or otherwise, with sponsors, exhibitors, suppliers, vendors, advertisers, distributors, partners, employees, regulators or other third parties (provided that this clause (B) shall not apply to any representations and warranties set forth in Section 3.5 or the conditions set forth in Section 6.2(a) to the extent related thereto), (C) acts of war (whether or not declared and whether or not political in nature) or any outbreak of hostilities, sabotage or terrorism (including international trade related matters and matters related to tariffs), or any escalation or worsening of any such acts of war (whether or not declared and whether or not political in nature), outbreak of hostilities, sabotage or terrorism (including international trade related matters and matters related to tariffs), (D) weather, pandemics, earthquakes, hurricanes, tornados, natural disasters, climatic conditions or other force majeure events, whether or not weather-related, (E) regulatory and political conditions or developments or the shutdown or furlough of any Governmental Entity, (F) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, (G) any Transaction Litigation made or brought against the Company or its directors or executive officers arising out of or related to this Agreement or any of the transactions contemplated hereby, (H) actions or omissions of the Company or any of its Subsidiaries expressly and specifically requested by Parent or expressly required by this Agreement, (I) any decline in the market price, or change in trading volume, of the Common Stock (or the volatility thereof) (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “Company Material Adverse Effect”), (J) the effect of seasonal changes and patterns on the results of operations, business or financial condition of the Company and its Subsidiaries, (K) any computer hacking or cyber-attacks, including by means of the use of malware, malicious code, or computer, network, or system hacking, (L) any failure by the Company and its Subsidiaries to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, and/or any failure by the Company and its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “Company Material Adverse Effect”), or (M) any matter set forth in the Company Disclosure Schedule or any form, document or report publicly filed with or publicly furnished to the SEC by the Company or any of its Subsidiaries (including any documents incorporated by reference therein) (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “Company Material Adverse Effect”); provided, that in the case of clauses (y)(ii)(A), (C), (D), and (E), if such effect disproportionately affects the Company and its Subsidiaries, taken as a whole, compared to other similarly situated companies in the industry in which the Company and its Subsidiaries operate, then, to the extent not otherwise excluded from the definition of Company Material Adverse Effect, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Registered IP” means Registered IP filed in the name of, or owned by, the Company or any of its Subsidiaries.

“Company Stockholder Written Consent” means the action by written consent of the Majority Company Stockholders that is sufficient to adopt this Agreement in accordance with the DGCL and governing documents of the Company.

“Compliant” means, with respect to the Required Financial Information, that (a) such Required Financial Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries, or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Financial Information not misleading under the circumstances, and (b) the financial statements in such Required Financial Information would not be deemed stale for purposes of syndicating the debt financing contemplated by the Debt Commitment Letter.

“Company Termination Fee” means $84,000,000.

“Contract” means any note, bond, mortgage, indenture, lease, license, franchise, contract, agreement, commitment, or other legally binding obligation.

“Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby (including the parties to the Debt Commitment Letter and any joinder agreements or Debt Financing Documents relating thereto) and their respective successors and assigns.

“Debt Financing Sources Related Parties” means the Debt Financing Sources and their respective Affiliates and their and their respective Affiliates’ former, current and future officers, directors, partners, shareholders, members, employees, attorneys, advisors, agents and representatives and their respective successors and assigns.

“Environmental Laws” means any Law relating to (i) pollution or protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), natural resources, endangered or threatened species, or human or worker health and safety (to the extent relating to hazardous materials) or (ii) the Release, threatened Release, presence, generation, manufacture, handling, transport, use, processing, recycling or reuse, labeling, packaging, treatment, storage, disposal, cleanup, remediation of or exposure to hazardous materials.

“Environmental Permit” means any Permit, clearance, consent, waiver, or exemption required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Ex-Im Laws” means applicable Laws, rules and regulations relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws administered by U.S. Customs and Border Protection).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Information” means (a) any information regarding any post-Closing or pro forma adjustments desired to be incorporated into any information used in connection with the Financing (including any synergies or cost savings), (b) projections, (c) any description of all or any component of the Financing or (d) any information regarding Alpha or the combination of the Company and Alpha as a combined business.

“Governmental Entity” means any (a) nation, region, state, province, county, city, town, village, district, or other jurisdiction, (b) federal, state, provincial, local or foreign government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, court or tribunal, or other entities), (d) multinational organization or body (including the European Commission) or (e) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Material” means any substance, material or waste that is listed, classified, characterized, defined or otherwise regulated under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive,” or words of similar meaning, for which liability or standards of conduct are imposed under Environmental Law, or the exposure to which is prohibited, limited or otherwise regulated under Environmental Law, including petroleum and its by-products, toxic mold, petroleum-derived products, asbestos, or asbestos-containing materials, lead or lead-containing paint, per- or polyfluoroalkyl substances and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ITA” means the Income Tax Act (Canada), as amended.

“Intellectual Property” means all: (a) patents and patent applications, and similar or equivalent rights in inventions (“Patents”); (b) trademarks, trade names, service marks, trade dress and other designations of origin (“Trademarks”); (c) rights in trade secrets and other confidential or proprietary business information, in each case, that derive independent economic value, whether actual or potential, from not being known to other persons; (d) copyrights and any other rights in works of authorship (including software) and any related rights of authors (“Copyrights”); (e) rights in domain names, uniform resource locators and other names and locators associated with Internet addresses and sites (“Domain Names”); (f) applications for, registrations of, and divisions, continuations, continuations-in-part, reissuances, renewals, extensions, restorations and reversions of the any of the foregoing (as applicable); and (g) all other intellectual property, intellectual property rights, and proprietary rights anywhere in the world.

“IT Systems” means the information technology systems and infrastructure of the Company and its Subsidiaries, including software, firmware, hardware, networks, interfaces, platforms and related systems.

“Knowledge” or any other similar knowledge qualification in this Agreement means (i) with respect to the Company, the actual knowledge after reasonable due inquiry of direct reports of those persons set forth in Section 8.10(b) of the Company Disclosure Schedule, and (ii) with respect to Parent, the actual knowledge after reasonable due inquiry of direct reports of Shahid Bosan and Daniel Borkenstein.

“Law” means any Order or any law (including common law), statute or treaty, convention or ordinance, or any rule or regulation or similar requirement issued, enacted, adopted, promulgated, implemented, entered, imposed, applied or otherwise put into effect or enforced by, of or with any Governmental Entity of competent jurisdiction.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge, claim, covenant, condition, restriction, option, right of first refusal, easement, deed of trust, right-of-way, encroachment, occupancy right, community property interest or other restriction of any nature.

“Majority Company Stockholders” means the Company Stockholders set forth on Section 8.10(c) of the Company Disclosure Schedule.

“Marketing Period” means the first period of fifteen (15) consecutive days after the date of this Agreement throughout and at the end of which (a) Parent shall have the Required Financial Information and the Required Financial Information shall be Compliant and (b) the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15)-consecutive day period; provided, that (a) May 25, 2026 shall not constitute a day for purposes of calculating such fifteen (15)-consecutive day period (provided, however, that such exclusion shall not restart such period) and (b) if the fifteen (15)-consecutive day period shall not have ended on or prior to August 21, 2026, then such fifteen (15)-consecutive day period shall be deemed not to have commenced until September 8, 2026; provided, further, that (x) the Marketing Period shall end on any earlier date prior to the expiration of the fifteen (15)-consecutive day period described above if the Debt Financing is closed on such earlier date and (y) the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of such fifteen (15)-consecutive day period: (A) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Financial Information or any such restatement is under active consideration, in which case, the Marketing Period shall not commence or be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and updated or the Company has publicly announced or informed Parent that it has concluded that no restatement shall be required in accordance with GAAP, (B) the Company’s independent auditor shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Required Financial Information, in which case the Marketing Period shall not commence or be deemed to commence unless and until a new audit opinion is issued with respect to such audited financial statements (or portion thereof) for the applicable periods by the independent auditor of the Company or another independent public accounting firm of national standing reasonably acceptable to Parent (it being understood that any “big four” accounting firm will be deemed acceptable), or (C) any Required Financial Information would not be Compliant at any time during such fifteen (15)-consecutive day period or otherwise ceases to meet the requirement of “Required Financial Information”, in which case the Marketing Period shall not commence or be deemed to commence unless and until such Required Financial Information is updated or supplemented so that it is Compliant and meets the requirement of “Required Financial Information” (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such fifteen (15)-consecutive day period, then the Marketing Period shall be deemed not to have commenced). If at any time the Company shall in good faith believe that it has provided the Required Financial Information and that such Required Financial Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case, the requirement in the immediately preceding sentence to deliver the Required Financial Information that is Compliant will be deemed to have been satisfied as of the date of delivery of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information that is Compliant on such date and, within two (2) Business Days after the date of delivery of such notice, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information the Company has not delivered or how such Required Financial Information is not Compliant) and, following delivery of such Required Financial Information that is Compliant specified in such notice, the Marketing Period will commence so long as all other conditions and requirements for the Marketing Period to commence are satisfied.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Open Source Software” means software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms including any license approved by the Open Source Initiative and listed at opensource.org/licenses.

“Order” means any, order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or directive made, issued, or entered by any Governmental Entity of competent jurisdiction.

“Parent Group” means (i) Parent and Merger Sub, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of Parent or Merger Sub, and (iii) any former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing.

“Parent Termination Fee” means $84,000,000.

“Permitted Liens” means (i) any Lien for Taxes, assessments or other charges by Governmental Entities, not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established by the Company in accordance with GAAP (ii) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (A) with respect to liabilities that are not yet due and payable or, if due, are not delinquent, or (B) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established by the Company in accordance with GAAP, or (C) arising or incurred in the ordinary course of business and which are not, individually or in the aggregate, material to the business operations of the Company and its Subsidiaries and do not materially adversely affect the market value or continued use of the assets encumbered thereby, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) Liens relating to intercompany borrowings among a Person and its wholly owned subsidiaries, (vi) easements, encroachments, rights of way, charges, restrictions, declarations, covenants, conditions, defects, imperfections and irregularities of title and survey, and similar Liens, encroachments, and survey matters, but not including any monetary Liens, that do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the applicable asset, (vii) Liens that affect the underlying fee interest or superior leasehold underlying any Leased Real Property and the terms of any Material Lease or parties in possession, in each case, that do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the applicable asset, (viii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (ix) Liens to be released at or prior to Closing, and (x) Liens that do not, individually or in the aggregate, materially impair the existing use of the assets or property of the Company or any Subsidiary affected by any such Lien or otherwise materially impair the Company and its Subsidiaries’ business operations.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means any information about an identifiable individual, including a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, social insurance number or tax identification number, driver’s license number, passport number, credit card number, bank information, IP address and other online identifiers, customer or account number, biometric identifiers or any other piece of information that, alone or in combination with other information, allows the identification of or contact with a natural person.

“Privacy Law” means any Law relating to the collection, use, processing, retention, transfer, security, or disclosure of Personal Data, including Laws related to processing of Personal Data for marketing purposes and cross-border transfers of Personal Data.

“Record Holder” means, with respect to any Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.

“Registered IP” means all United States, international and foreign (a) Patents and Patent applications, (b) registered Trademarks and applications to register Trademarks, (c) registered Copyrights and applications for Copyright registration, and (d) registered Domain Names.

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other foreign or domestic Laws that are designed or intended to prohibit, restrict or regulate (a) foreign investment, (b) foreign exchange or currency controls, or (c) actions having the purpose or effect of monopolization, restraint of trade or lessening of competition.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, or migrating into or through the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

“Required Financial Information” means (i) the financial statements of the Company and its Subsidiaries required pursuant to paragraph 3 of Exhibit C to the Debt Commitment Letter and (ii) all other financial information and financial data regarding the Company and its Subsidiaries of the type and form customarily included in marketing documents used to syndicate credit facilities of the type contemplated by the Debt Commitment Letter and that is reasonably required by the Debt Financing Sources or reasonably necessary to satisfy the condition in paragraph 4 of Exhibit C to the Debt Commitment Letter, but, in each case, for the avoidance of doubt, other than any Excluded Information.

“SEC” means the United States Securities and Exchange Commission.

“Sanctioned Person” means any Person who is the target of Sanctions, including by virtue of being (a) listed on any Sanctions-related list of designated or blocked persons; (b) a Governmental Entity of, resident in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (c) 50% or more owned or controlled by any of the foregoing.

“Sanctions” means trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures, including those administered, enacted or enforced by (a) the United States (including the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) His Majesty’s Treasury.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means any unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use or disclosure that compromises the confidentiality, integrity, availability or security of Personal Data or the IT Systems, including any ransomware or denial of service attacks that prevent or materially degrade access to Personal Data or the IT Systems.

“Stock Plans” means the Emerald Holding, Inc. 2017 Omnibus Equity Plan, as amended and restated.

“Subsidiary” means, with respect to any Person, any other Person of which (a) at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (or, in the case of a partnership, a majority of the general partnership interests) is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries or (b) securities or other ownership interests entitling the holder thereof to at least a majority of the profits or revenues are directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide Acquisition Proposal that did not result from a breach of Section 5.2 and that the Company Board has determined in its good faith judgment, after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all legal, financial, regulatory, timing and other aspects and risks of the proposal (including required conditions) and the Person making the proposal and all the other terms, conditions and other aspects of such Acquisition Proposal and this Agreement that the Company Board deems relevant, (a) to be more favorable to the Company Stockholders than the transactions contemplated by this Agreement (including, if applicable, any revisions to this Agreement made or proposed in writing by Parent in accordance with Section 5.2 prior to the time of determination to which Parent has irrevocably committed) and (b) to be reasonably likely to be consummated in accordance with its terms; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

“Tax” (including, with correlative meaning, the term “Taxes”) means (a) all federal, state, provincial, local or foreign income, profits, franchise, gross receipts, environmental, capital stock, severance, stamp, payroll, sales, employment, unemployment, custom, duty, tariff, disability, use, ad valorem, real or personal property, withholding, excise, production, value added, goods and services, transfer, license, occupation, premium, windfall profits, social security (or similar, including employer health taxes, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions), registration, alternative or add-on minimum, estimated, escheat and unclaimed property obligations, occupancy and other taxes imposed by any Governmental Entity, any requirement to pay or repay any amount to a Governmental Entity in respect of a tax credit, refund, rebate, governmental grant or subsidy, overpayment, or similar adjustment of Taxes, and any interest, penalties and additions with respect to any of the foregoing, and in each case whether disputed or not, and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any Contract (other than any commercial Contract that is not primarily related to Taxes), or as a result of being a transferee or successor.

“Tax Return” means all returns, reports, elections, declarations, disclosures, schedules, claims for refund, statements, estimates, information returns and other similar documents filed or required to be filed with any Governmental Entity in connection with Taxes.

“Willful Breach” means a breach that is the result of a willful or intentional act or failure to act that occurred with such party’s Knowledge that the taking of or failure to take such action would result in, constitute or cause a breach of this Agreement.

(b) Construction. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, Contract, instrument or statute defined or referred to herein or in any agreement, instrument, Exhibit or schedule that is referred to or defined herein means such agreement, Contract, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or Contracts or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. All references to dollar amounts in this Agreement shall be references to U.S. dollars unless otherwise expressly set forth herein. For purposes of this Agreement, the term “made available”, with respect to any document or item required to be made available to Parent or Merger Sub as of the date of this Agreement, shall mean such document or item has been provided directly to Parent or its Representatives or made available to Parent or its Representatives in the electronic data room maintained by the Company, in either case on or before the day that is one (1) Business Day prior to the date of this Agreement, or is included in the Company SEC Documents publicly available on or before the day that is one (1) Business Day prior to the date of this Agreement. References to the “ordinary course” or the “ordinary course of business” for any Person shall refer to an action taken by a Person that is consistent in all material respects in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person. When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

Section 8.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction; provided, that the parties intend that the remedies and limitations thereon (including provisions that the payment of the Parent

Termination Fee or the Company Termination Fee shall be the sole and exclusive remedy of the recipient thereof, limitations on specific performance and other equitable remedies in Section 8.7 and the limitation on liabilities of any member of the Parent Group and any member of the Company Group, including the Liability Limitation) contained in Article VII and this Article VIII be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing.

Section 8.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that each of Parent and Merger Sub shall have the right, without the prior written consent of the Company, to assign all or any portion of its respective rights, interests and obligations hereunder to a wholly owned direct or indirect Subsidiary of Parent or to any of their respective Affiliates; provided, further, that (i) no such assignment shall release or otherwise modify the obligations of Parent or Merger Sub under this Agreement, the Equity Commitment Letter or the Limited Guarantee, and (ii) no such assignment shall materially impede or delay the consummation of the transactions contemplated hereby. No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 8.13 Headings. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

Section 8.14 Acknowledgments

(a) Except for the representations and warranties expressly set forth in Article III (as qualified by the Company Disclosure Schedule) and in the certificate delivered pursuant to Section 6.2(d), none of the Company, any of its Affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective Affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or its and their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Affiliates or Representatives in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article III (as qualified by the Company Disclosure Schedule) and in the certificate delivered pursuant to Section 6.2(d), neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Affiliates or Representatives or any other Person resulting from Parent’s, Merger Sub’s or their Affiliates’ or Representatives’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Affiliates or Representatives, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement.

(b) Except for the representations and warranties expressly set forth in Article IV and in the certificate delivered pursuant to Section 6.3(c), none of Parent or Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub or any of their respective Affiliates. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub or their respective Representatives in connection with the transactions contemplated by this Agreement including the accuracy or completeness thereof other than the representations and warranties contained in Article III (as qualified by the Company Disclosure Schedule) and in the certificate delivered pursuant to Section 6.2(d). Without limiting the foregoing, each of Parent and Merger Sub acknowledges and agrees that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article III (as qualified by the Company Disclosure Schedule) and in the certificate delivered pursuant to Section 6.2(d), neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement.

Section 8.15 Release. Effective as of the Effective Time, the Surviving Corporation, on behalf of itself and the Subsidiaries and their respective successors and assigns (the “Company Releasing Parties”), hereby releases, acquits and forever discharges the Company’s and its Subsidiaries’ former directors and officers and their respective affiliates (the “Released Parties”) from any and all manner of claims, actions, suits, damages, demands and liabilities whatsoever in Law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, which the Company Releasing Parties ever had, has or may have against any of the Released Parties for, upon, or by reason of any act or failure to act by any of the Released Parties taken or omitted to be taken in their capacity as such, prior to and including the Effective Time; provided, however, that this release shall not affect any rights which the Company Releasing Parties may have arising under this Agreement or any other documents related to the transactions contemplated by this Agreement. This release shall become effective only at the Effective Time and prior to such date and time shall have no force or effect and shall not be legally binding on the parties.

Section 8.16 Debt Financing Sources Related Parties. Notwithstanding anything herein to the contrary, the Company, on behalf of itself, its Subsidiaries and each of its equityholders and Affiliates, hereby (i) agrees that no Debt Financing Sources Related Parties shall have any liability for any obligations or liabilities of the parties hereto or for any action, cause of action, claim, cross-claim or third-party claim of any kind or description whether in law or in equity, whether in tort, contract or otherwise, based on, in respect of, or by reason of, this Agreement, the Debt Financing, Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (subject to the last sentence of this Section 8.16), (ii) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources Related Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York and any appellate court thereof and irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, and such proceeding (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by, construed and enforced in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (iii) agrees that service of process upon such party in any such proceeding shall be effective if notice is given in accordance with this Agreement, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (v) waives any and all rights or claims against the Debt Financing Sources Related Parties in connection with this Agreement, the Debt Financing, Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding or legal or equitable action against any Debt Financing Sources Related Parties in connection this Agreement, the Debt Financing, Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (vi) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any proceeding brought against the Debt Financing Sources Related Parties in any way arising out of or relating to this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (viii) agrees that in no event shall it be entitled to an injunction, specific performance, or any other equitable remedy to enforce or seek to enforce the Parent’s, Merger Sub’s or any of their respective Affiliates’ rights to enforce specifically their respective rights under any debt commitment letter entered into in connection with the Debt Financing, (ix) agrees that Parent may collaterally assign its rights and obligations hereunder (while remaining liable for its obligations hereunder)

to the Debt Financing Sources Related Parties pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing and (x) agrees that the Debt Financing Sources Related Parties are express third-party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in Section 7.5(d), Section 8.7(b) and this Section 8.16 and such provisions and the definitions of “Debt Financing Sources” and “Debt Financing Sources Related Parties” (or any other provision of this Agreement the amendment, modification or alteration of which has the effect of modifying such provisions or definitions)shall not be amended in any way adverse to the Debt Financing Sources Related Parties without the prior written consent of the Debt Financing Sources. Notwithstanding the foregoing, nothing in this Section 8.16 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Debt Financing Sources’ obligations under the Debt Commitment Letter, or the rights of Parent, the Company and their respective Subsidiaries against the Debt Financing Sources with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.

Section 8.17 Recourse. Notwithstanding anything to the contrary in this Agreement or any other documents related to the transactions contemplated by this Agreement, except to the extent otherwise expressly set forth in, and subject in all events to the terms and conditions of, and limitations herein, all claims, obligations, liabilities, or Actions of any nature that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to the Merger, this Agreement or any other agreements related to the transactions contemplated by this Agreement, the negotiation, execution or performance hereof or thereof, any breach or violation of the terms hereof or thereof, or the failure of the Merger to be consummated, in each case, may be made only against (and are expressly limited to) the entities that are expressly identified as parties in the preamble to this Agreement or as parties to such other agreement (each, a “Contracting Party”), and then only with respect to the specific obligations set forth in this Agreement with respect to such party and solely in accordance with, and subject to the terms and conditions of, this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement or any other documents related to the transactions contemplated by this Agreement and notwithstanding the fact that certain of the parties to this Agreement may be corporations, partnerships or limited liability companies, each party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any of the foregoing (“Non-Party Affiliates”), shall have any obligation or liability under this Agreement or otherwise (whether by or through attempted piercing of the corporate veil or any other theory or doctrine, or by or through a claim, whether in contract or in tort or otherwise, in law or in equity, or granted by statute or otherwise) for any claims, obligations, liabilities, Actions or causes of action arising under, out of, in connection with, or related in any manner to the Merger, this Agreement or any other agreements related to the transactions contemplated by this Agreement, the negotiation, execution or performance hereof or thereof, any breach or violation of the terms hereof or thereof, or the failure of the Merger to be consummated, and, to the maximum extent permitted by law, each party hereto hereby waives and releases all such claims, obligations, liabilities, Actions and causes of action against any such Non-Party

Affiliates; provided, however, that nothing in this Section 8.17 shall (a) limit or restrict in any way the rights or remedies of the Company or any of its Subsidiaries against the Guarantor under and to the extent provided in the Limited Guarantee, (b) limit or restrict in any way the rights or remedies of the Company or any of its Subsidiaries under and to the extent provided in the Equity Commitment Letter or the Confidentiality Agreement, or (c) limit or modify the obligations of any Contracting Party under this Agreement. Each Non-Party Affiliate is expressly intended as a third-party beneficiary of this Section 8.17.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

EMERALD HOLDING, INC.

By:	/s/ Hervé Sedky
Name: Hervé Sedky
Title: President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EMMA BUYER, LLC

By:	/s/ Daniel Borkenstein
Name: Daniel Borkenstein
Title: Treasurer & Secretary

EMMA MERGER SUB, INC.

By:	/s/ Daniel Borkenstein
Name: Daniel Borkenstein
Title: Treasurer & Secretary

[Signature Page to Agreement and Plan of Merger]